Exhibit 10.1

UNIT PURCHASE AGREEMENT

by and among

Morgenesis LLC,

Orgenesis Inc.,

and

MM OS Holdings, L.P.

Dated November 4, 2022

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EXHIBITS AND SCHEDULES

Exhibit A	—	Second Amended and Restated Limited Liability Company Agreement
Exhibit B	—	Debt Adjustments
Exhibit C	—	Investor Expenses

Disclosure Schedule	—	Exceptions to Representations and Warranties
Schedule 9.1	—	Press Release

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UNIT PURCHASE AGREEMENT

This Unit Purchase Agreement (this “Agreement”) is entered into on November 4, 2022 by and among MM OS Holdings, L.P. (“Investor”), Morgenesis LLC, a Delaware limited liability company (the “Company”), and Orgenesis Inc., a Nevada corporation (“Orgenesis Parent”). Investor, the Company, and Orgenesis Parent are referred to collectively herein as the “Parties” and individually as a “Party”. Defined terms are contained in Section 8 hereof.

PRELIMINARY STATEMENTS

Prior to the date hereof, Orgenesis Parent consummated a reorganization (the “Reorganization”) pursuant to which Orgenesis Parent contributed, or caused to be contributed, to the Company (i) all of the equity interests of Orgenesis Maryland LLC, a Maryland limited liability company, (ii) all of the equity interests of Orgenesis Services SRL, a company organized under the laws of Belgium, (iii) all of the equity interests of Orgenesis Biotech Israel Ltd., a company organized under the laws of Israel (the “Israel Sub”), (iv) 94.12% of the equity interests of Orgenesis Korea Co. Ltd., a Korean stock corporation (the “South Korea Sub”), (v) all of the equity of Orgenesis Germany GmbH, a German limited liability company, (vi) all of the equity interests of Tissue Genesis International LLC, a Texas limited liability company and (vii) all other assets related to or used in the Business.

Orgenesis Parent owns all of the outstanding equity interests of the Company. Investor desires to make an equity investment in the Company on the date hereof pursuant to which the Company will issue certain equity interests to Investor and Orgenesis Parent desires to cause the Company to accept such investment and issue such equity interests to Investor, upon the terms and subject to the conditions set forth in this Agreement. Consequently, immediately after the Initial Closing, Orgenesis Parent and Investor will own all of the outstanding equity interests of the Company. Investor has elected to convert the loan amount and all accrued interest thereon, in whole, into Class A Preferred Units pursuant to the terms of the Loan Agreement (defined below), in connection with the transactions contemplated by this Agreement.

For U.S. federal, and applicable state and local, income tax purposes, the Parties intend to treat each of the Reorganization and the purchase of the Class A Preferred Units as a purchase in part of assets and a contribution in part described in Section 721 of the Code and consistent with Internal Revenue Service Revenue Ruling 99-5 (the “Tax Treatment”).

AGREEMENT

Now, therefore, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties, covenants and other valuable consideration herein contained, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

Article 1
Purchase and Sale of Company Preferred Units

Section 1.1. Basic Transaction. In accordance with the terms and upon the conditions of this Agreement, at the Initial Closing the Company shall issue to Investor, and Investor shall purchase, 3,019,651 Class A Preferred Units of the Company (the “Class A Preferred Units”), free and clear of all Liens, such units representing 22.311% of the outstanding Non-Incentive Unit (as defined in the LLC Agreement) equity interests of the Company as of the Initial Closing Date based on an equity value of $110,179,082 (the “Purchase Price”), which is equal to an enterprise value of $125,000,000 less the Debt Adjustments and is subject to adjustment pursuant to Sections 1.10 and 1.11.

Section 1.2. Initial Investment. The purchase price for the 3,019,651 Class A Preferred Units is $30,196,510 (the “Initial Investment”), consisting of $20,000,000 in cash (the “Cash Payment”) and $10,196,5102 satisfied by conversion of the Investor’s then-outstanding senior secured convertible loans in accordance with the Loan Agreement.

Section 1.3. Payment.

(a) Initial Closing Payments. At the Initial Closing, Investor shall pay the Cash Payment to the Company, minus any Investor Expenses in accordance with Section 9.12(b).

(b) Future Investments. Within twenty (20) days after the Future Investments become final and binding in accordance with Section 1.5, Investor shall make such Future Investments, if any, to the Company.

(c) Earnout Payment. Within twenty (20) days after the Earnout Payment (if any) becomes final and binding in accordance with Section 1.6, Investor shall make such Earnout Payment, if any, to Orgenesis Parent.

(d) Payments. All payments to the Company pursuant to this Section 1.3 shall be made by wire transfer of immediately available funds to an account designated by the Company in writing at least five (5) days prior to the date of payment.

(e) Withholding. The Parties and any other applicable withholding agent of Investor will be entitled to deduct and withhold from any amounts payable pursuant to or contemplated by this Agreement any Taxes required to be deducted and withheld under the Code or any applicable Law, and, to the extent that any amounts are so deducted or withheld, such amounts will be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

1 Note to Draft: Percentage assumes $5.0 million of secondary proceeds in total at Closing (inclusive of amounts distributed to Orgenesis Parent at Closing of the loan in August 2022).

2 Note to Draft: Assumes a Closing of November 11, 2022. Amounts to be updated to reflect the accrued interest as of Closing, if not November 11, 2022.

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Section 1.4. Calculation of Future Investments.

(a) If, during the twelve month period ending on December 31, 2022 (the “First Measurement Period”), the Company and its Subsidiaries generate Net Revenue equal to or greater than $30,000,000 (the “First Milestone”), and the shareholders of Orgenesis Parent have approved the LLC Agreement Terms prior to the LLC Agreement Terms Deadline in accordance with Law (which requires the affirmative vote of the holders of a majority of the shares present in person or represented by proxy at the meeting of shareholders) and in a manner that will ensure that Investor is able to exercise its rights under the LLC Agreement without any further action or approval by Investor, Orgenesis Parent, the shareholders of Orgenesis Parent or any other Person (collectively, “Proper Approval”, and the act of providing such Proper Approval shall be referred to as “Properly Approved”), then Investor shall make an investment in the Company equal to $10,000,000 in cash in exchange for 1,000,000 additional Class A Preferred Units (the “First Future Investment”) within twenty (20) days from the date such First Future Investment becomes final and binding in accordance with Section 1.5. For the avoidance of doubt, if (i) the Company and its Subsidiaries fail to achieve the First Milestone, or (ii) the shareholders of Orgenesis Parent have not Properly Approved the LLC Agreement Terms prior to the LLC Agreement Terms Deadline, then the Investor shall not be required to make (but in its sole discretion may elect to make) the First Future Investment.

(b) If, during the twelve month period ending on December 31, 2023 (the “Second Measurement Period”), the Company and its Subsidiaries generate Net Revenue equal to or greater than $50,000,000 (the “Second Milestone”), and the shareholders of Orgenesis Parent have Properly Approved the LLC Agreement Terms, then Investor shall make an investment in the Company equal to $10,000,000 in cash in exchange for 1,000,000 Class B Preferred Units (as defined in the LLC Agreement) (the “Second Future Investment”) within twenty (20) days from the date such Second Future Investment becomes final and binding in accordance with Section 1.5. For the avoidance of doubt, if (i) the Second Milestone is not achieved or (ii) the shareholders of Orgenesis Parent have not Properly Approved the LLC Agreement Terms, then the Investor shall not be required to make (but in its sole discretion may elect to make) the Second Future Investment.

(c) Notwithstanding the foregoing, if the shareholders of Orgenesis Parent have Properly Approved the LLC Agreement Terms and the Company does not achieve the First Milestone but the Company and its Subsidiaries generate Net Revenue equal or greater to $13,000,000 for the three months ending March 31, 2023 (the “First Measurement Period Catch-Up”), then the Investor shall make the First Future Investment in addition to the Second Future Investment within twenty (20) days from the date such Second Future Investment becomes final and binding in accordance with Section 1.5.

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(d) At any time until consummation of a Company IPO or Change of Control (in each case, as defined in the LLC Agreement), Investor may, in its sole discretion, elect to invest up to an additional $60,000,000 in the Company in exchange for Preferred Units of the Company (any such investment, an “Optional Investment”). $10,000,000 of Optional Investment shall be to purchase Class C-1 Preferred Units based on an enterprise value of $125,000,000, with such enterprise value adjusted by any net debt as of such time; $25,000,000 of Optional Investment shall be to purchase Class C-2 Preferred Units based on an enterprise value of $156,250,000, with such enterprise value adjusted by any net debt as of such time; and $25,000,000 of Optional Investment shall be to purchase Class C-3 Preferred Units based on an enterprise value of $250,000,000, with such enterprise value adjusted by any net debt as of such time.

(e) Notwithstanding anything herein to the contrary, in the event Orgenesis Parent fails to obtain Proper Approval of the LLC Agreement Terms in accordance with Law on or before the LLC Agreement Terms Deadline, the Parties agree that Orgenesis Parent shall not be entitled to receive (but Investor may, in its sole discretion, elect to make) the First Future Investment or the Second Future Investment.

Section 1.5. Determination of Future Investments. Within one hundred twenty (120) days after the end of each of the First Measurement Period (or First Measurement Period Catch-Up, as applicable) and the Second Measurement Period, the Company shall prepare and deliver to the Investor a report (each, a “Future Investment Report”) containing the audited financial statements of the Company and its Subsidiaries on a consolidated basis. In addition, the Company shall prepare a report, for the applicable Measurement Period, setting forth the Company’s calculation of Net Revenue generated by the Company and its Subsidiaries during such Measurement Period and the resulting First Future Investment or Second Future Investment, as applicable. If the Investor has any objections to the calculation of Net Revenue generated by the Company and its Subsidiaries during the applicable Measurement Period and the resulting First Future Investment or Second Future Investment prepared by the Company, then the Investor will deliver a detailed written statement (each, a “Future Investment Objections Statement”) describing its objections to the Company within one hundred seventy (170) days after the end of the applicable Measurement Period. If the Investor fails to deliver the applicable Future Investment Objections Statement within such one hundred seventy (170) day period, then the calculation of Net Revenue generated by the Company and its Subsidiaries during the applicable Measurement Period and the resulting applicable Future Investment set forth in the applicable Future Investment Report shall become final and binding on all Parties. If the Investor delivers the applicable Future Investment Objections Statement within such one hundred seventy (170) day period, then the Investor and the Company will use commercially reasonable efforts to resolve any such disputes, but if a final resolution is not obtained within thirty (30) days after the Investor has submitted the applicable Future Investment Objections Statement, any remaining matters which are in dispute will be resolved by BDO USA, LLP (the “Accountants”). The Accountants will prepare and deliver a written report to the Company and the Investor and will submit a resolution of such unresolved disputes promptly, but in any event within thirty (30) days after the dispute is submitted to the Accountants. The Accountants’ determination of such unresolved disputes shall be final and binding upon all Parties; provided, however, that no such determination shall be any more favorable to the Company than is set forth in the applicable Future Investment Report or any more favorable to the Investor than is proposed in the applicable Future Investment Objections Statement. All costs, expenses and fees of the Accountants shall be borne by the Party whose calculation of the First Future Investment or Second Future Investment, as applicable, has the greatest difference from the final First Future Investment or Second Future Investment, as applicable, as determined by the Accountants under this Section 1.5. Upon the First Future Investment and the Second Future Investment, as applicable, becoming final and binding in accordance with this Section 1.5, the Investor shall pay such First Future Investment (if any) and such Second Future Investment (if any), as applicable, to the Company in accordance with Section 1.3(b).

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Section 1.6. Earnout.

(a) If, during the twelve month period ending on December 31, 2023, the Company and its Subsidiaries generate (i) Net Revenue equal to or greater than $70,000,000, (ii) Gross Profit equal to or greater than $35,000,000 and (iii) EBITDA equal to or greater than $10,000,000, then Investor shall make (or cause to be made) a one-time cash payment of $10,000,000 to Orgenesis Parent (the “Earnout Payment”) in accordance with Section 1.3(c).

(b) Within one hundred twenty (120) days after December 31, 2023, the Company shall prepare and deliver to the Investor a detailed written report (an “Earnout Report”) setting forth in detail the Company’s good faith calculations of Net Revenue, Gross Profit and EBITDA of the Company and its Subsidiaries on a consolidated basis for the twelve month period ending on December 31, 2023. The Earnout Report shall include reasonable detail and be accompanied by (x) supporting documentation, and (y) a certificate duly executed by an officer of the Company certifying that the Earnout Report, and all amounts and calculations set forth therein, were determined in accordance with the applicable definitions and provisions of this Agreement. During the one hundred seventy (170) day period immediately following the Investor’s receipt of the Earnout Report, the Investor and its representatives (i) will be permitted to review, upon reasonable notice, the Company’s books and records and the working papers related to the preparation of the Earnout Report (including the determinations included therein), and (ii) will be given access, upon reasonable notice, to knowledgeable employees and accounting professionals of the Company in order to facilitate the Investor’s review of the Earnout Report. If the Investor has any objections to any of such calculations prepared by the Company, then the Investor will deliver a detailed written statement (an “Earnout Objections Statement”) describing its objections to the Company within one hundred seventy (170) days after delivery of the Earnout Report. If the Investor fails to deliver the Earnout Objections Statement within such one hundred seventy (170) day period, then the calculations set forth in the Earnout Report shall become final and binding on all Parties. If the Investor delivers the Earnout Objections Statement within such one hundred seventy (170) day period, then the Investor and the Company will use commercially reasonable efforts to resolve any such disputes, but if a final resolution is not obtained within thirty (30) days after the Investor has submitted the Earnout Objections Statement, any remaining matters which are in dispute will be resolved by the Accountants. The Accountants will prepare and deliver a written report to the Company and the Investor and will submit a resolution of such unresolved disputes promptly, but in any event within thirty (30) days after the dispute is submitted to the Accountants. The Accountants’ determination of such unresolved disputes shall be final and binding upon all Parties; provided, however, that no such determination shall be any more favorable to the Company than is set forth in the Earnout Report or any more favorable to the Investor than is proposed in the Earnout Objections Statement. All costs, expenses and fees of the Accountants shall be borne by the Party whose calculations for purposes of Section 1.6(a) has the greatest difference from the final calculations for purposes of Section 1.6(a), as determined by the Accountants under this Section 1.6(b). Upon the Earnout Payment (if any) becoming final and binding in accordance with this Section 1.6, the Investor shall pay such Earnout Payment (if any) to the Company in accordance with Section 1.3(c).

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Section 1.7. Calculations. All calculations of Net Revenue, Gross Profit and EBITDA under this Agreement, whether estimates or otherwise, shall be determined in accordance with GAAP. Notwithstanding the foregoing, for purposes of Section 1.6, the calculations of Net Revenue, Gross Profit and EBITDA shall exclude (i) revenue generated from Koligo’s product, KYSLECEL, in the United States, (ii) revenue received from the Company’s Affiliates, Orgenesis Parent’s Subsidiaries (other than the Company and its Subsidiaries) or any of the Company’s or its Affiliates’ respective directors, officers, employees, equityholders or other related parties (excluding ordinary course revenue from Image Securities FZE), and (iii) any amounts received by the Company or any of its Subsidiaries from any Governmental Body pursuant to a grant or any other similar award or reimbursement.

Section 1.8. Closing. The closing of the transactions contemplated by this Agreement with respect to the Initial Investment (the “Initial Closing”) shall take place on the date all of the conditions set forth in Sections 5.1 and 5.2 (other than conditions that by their nature are to be satisfied at the Initial Closing, but subject to the satisfaction or, to the extent permissible, waiver of those conditions at the Initial Closing) have been satisfied or, to the extent permissible, waived in writing by the party or parties entitled to the benefit of such conditions, and payment of the Cash Payment is made by the Investor to the Company pursuant to the terms of this Agreement (the “Initial Closing Date”); provided that the Initial Closing shall not occur prior to November 11, 2022. In the event there is more than one closing, the term “Closing” shall apply to each such closing unless otherwise specified and the term “Closing Date” shall apply to the date of each such Closing. The Parties may execute this Agreement electronically by the mutual exchange of facsimile or portable document format (.PDF) signatures on the Closing Date. All transactions contemplated herein to occur on and as of the Closing Date shall be deemed to have occurred simultaneously and to be effective as of 12:01 a.m. New York time on such date.

Section 1.9. Use of Proceeds. The Company shall use the proceeds received by the Company from the Cash Payment hereunder as follows: (i) $25,000,000 of the Initial Investment shall be used to support expansion of the Business, including developing additional POCare Centers and Orgenesis Mobile Processing Units and Labs (“OMPUL”) capital expenditures, and (ii) $5,000,000 of the Cash Payment may be distributed to Orgenesis Parent in partial redemption of Orgenesis Parent’s equity of the Company. The Company shall use the proceeds received by the Company from the Future Investments hereunder as follows: (i) at least $15,000,000 of the Future Investment shall be used to support expansion of the Business, including developing additional POCare Centers and OMPUL capital expenditures, (ii) up to $2,500,000 of the First Future Investment may be distributed to Orgenesis Parent in partial redemption of Orgenesis Parent’s equity of the Company and (iii) up to $2,500,000 of the Second Future Investment may be distributed to Orgenesis Parent in partial redemption of Orgenesis Parent’s equity of the Company.

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Section 1.10. Accounts Receivable Adjustment.

(a) In the event that any accounts receivable of the Company or its Subsidiaries included on Company’s Financial Statements as of September 30, 2022 remain uncollected more than ninety (90) days past scheduled collection date as of the date that is sixty (60) days after the Closing Date, then the Debt Adjustments shall be adjusted upward accordingly (and as a result, the Purchase Price shall be adjusted downward accordingly) on a dollar-for-dollar basis for any such uncollected amounts (the “AR Adjustment”). Orgenesis Parent shall forfeit, for no consideration, a number of common units of the Company (the “Company Common Units”) to give effect to the AR Adjustment. The Company shall use its good faith efforts to collect all accounts receivable following the Closing.

(b) Within thirty (30) days after January 31, 2023, the Company shall prepare and deliver to the Investor a detailed written report (an “AR Adjustment Report”) setting forth in detail the accounts receivable of the Company and its Subsidiaries included in the Financial Statements as of September 30, 2022 that remain uncollected after ninety (90) days past scheduled collection date as of the date that is sixty (60) days after the Closing Date, the related downward adjustment to the Purchase Price (if any) and the number of Company Common Units to be forfeited by Orgenesis Parent (if any), for no additional consideration. The AR Adjustment Report shall include reasonable detail and be accompanied by supporting documentation. During the sixty (60) day period immediately following the Investor’s receipt of the AR Adjustment Report, the Investor and its representatives (i) will be permitted to review, upon reasonable notice, the Company’s books and records and the working papers related to the preparation of the AR Adjustment Report (including the determinations included therein), and (ii) will be given access, upon reasonable notice, to knowledgeable employees and accounting professionals of the Company in order to facilitate the Investor’s review of the AR Adjustment Report. If the Investor has any objections to the AR Adjustment Report, then the Investor will deliver a detailed written statement (an “AR Adjustment Objections Statement”) describing its objections to the Company within sixty (60) days after delivery of the AR Adjustment Report. If the Investor fails to deliver the AR Adjustment Objections Statement within such sixty (60) day period, then the calculations set forth in the AR Adjustment Report shall become final and binding on all Parties. If the Investor delivers the AR Adjustment Objections Statement within such sixty (60) day period, then the Investor and the Company will use commercially reasonable efforts to resolve any such disputes, but if a final resolution is not obtained within thirty (30) days after the Investor has submitted the AR Adjustment Objections Statement, any remaining matters which are in dispute will be resolved by the Accountants. The Accountants will prepare and deliver a written report to the Company and the Investor and will submit a resolution of such unresolved disputes promptly, but in any event within thirty (30) days after the dispute is submitted to the Accountants. The Accountants’ determination of such unresolved disputes shall be final and binding upon all Parties; provided, however, that no such determination shall be any more favorable to the Company than is set forth in the AR Adjustment Report or any more favorable to the Investor than is proposed in the AR Adjustment Objections Statement. All costs, expenses and fees of the Accountants shall be borne by the Party whose calculations for purposes of Section 1.10(a) has the greatest difference from the final calculations for purposes of Section 1.10(a), as determined by the Accountants under this Section 1.10(b). Upon the AR Adjustment becoming final and binding in accordance with this Section 1.10(b), the Purchase Price shall be automatically adjusted downward accordingly (if applicable) and the applicable number of Company Common Units (if any) of Orgenesis Parent shall be forfeited and cancelled for no consideration.

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Section 1.11. Intercompany Loan. Orgenesis Parent shall use commercially reasonable efforts to terminate the loan between the South Korea Sub and Orgenesis Parent (the “South Korea Loan”) as promptly as practicable following the Closing (and in no event more than sixty (60) days after the Closing) without any cost or liability to the South Korea Sub. The outstanding amount of the South Korea Loan as of the date hereof shall be included as a Debt Adjustment for purposes of this Agreement; provided that if the South Korea Loan has been fully cancelled by the date that is sixty (60) days after the Closing, the Purchase Price shall be adjusted upward on a dollar-for-dollar basis for such amount that is no longer outstanding (the “Intercompany Loan Adjustment”). Within thirty (30) days after January 31, 2023, the Company shall prepare and deliver to the Investor a written confirmation of whether the South Korea Loan has been cancelled (accompanied by supporting documentation), which shall be reasonably acceptable to the Investor. Upon the Intercompany Loan Adjustment becoming final and binding in accordance with this Section 1.11, the Purchase Price shall be automatically adjusted upward accordingly (if applicable) and the Company shall issue the applicable number of Company Common Units (if any) to Orgenesis Parent for no consideration.

Article 2
Representations and Warranties Concerning Transaction

Section 2.1. Representations and Warranties of Orgenesis Parent. Orgenesis Parent, on behalf of itself only, represents and warrants to Investor that the statements contained in this Section 2.1 are correct and complete as of the date hereof and as of the Closing Date, except as set forth in the corresponding section of the Disclosure Schedule. The Parties hereby agree that any items, references or disclosures made in the Disclosure Schedule shall be subject to Section 9.15.

(a) Authorization of Transaction. Orgenesis Parent is duly formed, validly existing and in good standing under the Laws of the State of Nevada. Orgenesis Parent has full power, authority and legal capacity to execute and deliver this Agreement and the Ancillary Agreements to which Orgenesis Parent is a party and to perform Orgenesis Parent’s obligations hereunder and thereunder. The execution and delivery by Orgenesis Parent of this Agreement and the Ancillary Agreements to which Orgenesis Parent is a party and the completion of the Transactions have been duly approved by all requisite action of Orgenesis Parent. Assuming the due authorization, execution and delivery of this Agreement and the Ancillary Agreements by the other parties thereto, this Agreement and each Ancillary Agreement to which Orgenesis Parent is a party constitute the valid and legally binding obligation of Orgenesis Parent, enforceable against Orgenesis Parent in accordance with their terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors generally and by the availability of equitable remedies. Except as set forth on Section 2.1(a) of the Disclosure Schedule, Orgenesis Parent is not required to give any notice to, make any filing with, or obtain any Consent of any Governmental Body or any other Person in connection with the consummation of the Transactions.

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(b) Non-contravention. Except as set forth in Section 2.1(b) of the Disclosure Schedule, the execution and the delivery of this Agreement and the Ancillary Agreements to which Orgenesis Parent is a party, and the consummation of the Transactions, will not (i) violate or conflict with any Law or Order to which Orgenesis Parent is subject, (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice or Consent under any Contract to which Orgenesis Parent is a party or by which Orgenesis Parent or any of its Subsidiaries is bound or to which any of Orgenesis Parent’s or assets is subject, (iii) result in the imposition or creation of a Lien upon or with respect to the Preferred Units or any asset of Orgenesis Parent, or (iv) violate any provision of the Organizational Documents of Orgenesis Parent.

(c) Brokers’ Fees. Orgenesis Parent has no liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to this Agreement or any Ancillary Agreement or the Transactions other than Perella Weinberg Partners LP.

(d) Company Securities. At the Closing, the Company will issue the Preferred Units to Investor, free and clear of any Liens. Neither Orgenesis Parent nor the Company is a party to, and the Company Securities are not subject to, any option, warrant, purchase right or other Contract or commitment that could require the Company or Orgenesis Parent to sell, transfer, or otherwise dispose of any Company Securities or any other equity interests of the Company (other than this Agreement). Other than as set forth in the LLC Agreement, neither Orgenesis Parent nor the Company is a party to any voting trust, proxy or other Contract with respect to the voting of any Company Securities or any other equity interests of the Company.

(e) Litigation. Orgenesis Parent is not engaged in or a party to or, to the Knowledge of Orgenesis Parent, threatened with any complaint, charge, Proceeding, Order or other process or procedure for settling disputes or disagreements with respect to the Company or any of its Subsidiaries or the Transactions, and Orgenesis Parent has not received written or, to the Knowledge of Orgenesis Parent, oral notice of a claim or dispute that is reasonably likely to result in any such complaint, charge, Proceeding, Order or other process or procedure for settling disputes or disagreements with respect to the Company or any of its Subsidiaries or the Transactions.

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(f) Reorganization. Orgenesis Parent had full power, authority and legal capacity to execute the documents and consummate the transactions necessary to effectuate the Reorganization. The execution of the documents and consummation of the transactions necessary to effectuate the Reorganization were duly approved by all requisite action of Orgenesis Parent. All of the transactions necessary to effectuate the Reorganization were consummated in accordance with applicable Law. All assets (tangible and intangible), properties and rights owned or developed, in whole or in part, by Orgenesis Parent in connection with the operation of the Business or owned or licensed by Orgenesis Parent and used in the operation of the Business at any time prior to Closing or contemplated to be used in the Business following Closing, were properly transferred, at or prior to Closing and concurrently with the investment contemplated by this Agreement, free and clear of all Liens to the Company and its Subsidiaries as a result of the Reorganization.

(g) Subsidiaries. Orgenesis Parent represents that each of its applicable Subsidiaries has taken the necessary actions (including the execution and delivery of all necessary documents and agreements), and received the necessary approvals, required to consummate the Transactions and that such actions and the consummation of the Transactions will not (i) violate or conflict with any Law or Order to which any of the Subsidiaries of Orgenesis Parent is subject, (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice or Consent under any Contract to which any such Subsidiary is a party or by which any such Subsidiary is bound or to which any of their assets is subject, (iii) result in the imposition or creation of a Lien upon or with respect to any asset of any such Subsidiary, or (iv) violate any provision of the Organizational Documents of any such Subsidiary. All assets (tangible and intangible), properties and rights owned, licensed or developed, in whole or in part, by any of the Subsidiaries of Orgenesis Parent that are required to operate the Business or used in the operation of the Business any time during the twelve (12) months prior to Closing, have been properly transferred free and clear of all Liens to the Company or one of its Subsidiaries as a result of the Reorganization.

Section 2.2. Representations and Warranties of Investor. Investor represents and warrants to the Company and Orgenesis Parent that the statements contained in this Section 2.2 are correct and complete as of the date hereof and as of the Closing Date.

(a) Organization of Investor. Investor is a limited partnership duly formed, validly existing and in good standing under the Laws of the State of Delaware.

(b) Authorization of Transaction. Investor has full power and authority to execute and deliver this Agreement and the Ancillary Agreements to which Investor is a party and to perform Investor’s obligations hereunder and thereunder. The execution and delivery by Investor of this Agreement and the Ancillary Agreements to which Investor is a party and the performance by Investor of the Transactions have been duly approved by all requisite entity level action of Investor. Assuming the due authorization, execution and delivery of this Agreement and the Ancillary Agreements by the other parties thereto, this Agreement and each Ancillary Agreement to which Investor is a party constitute the valid and legally binding obligation of Investor, enforceable against Investor in accordance with their terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors generally and by the availability of equitable remedies. Investor is not required to give any notice to, make any filing with, or obtain any Consent of any Governmental Body or any other Person in order to consummate the Transactions.

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(c) Non-contravention. Neither the execution and the delivery of this Agreement nor the Ancillary Agreements to which Investor is a party, nor the consummation of the Transactions, will (i) violate or conflict with any Law or Order to which Investor is subject, (ii) violate any provision of the Organizational Documents of Investor or (iii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice or Consent under any Contract to which Investor is a party or by which it is bound or to which any of its assets is subject.

(d) Brokers’ Fees. Investor does not have any liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the Transactions for which Orgenesis Parent or the Company could become liable or obligated, other than to William Blair & Company, L.L.C. For the avoidance of doubt, neither Orgenesis Parent nor the Company shall be responsible for any liability or obligation to William Blair & Company, L.L.C. in connection with the Transactions.

(e) Investment. Investor is not acquiring the Preferred Units with a view to or for sale in connection with any distribution thereof within the meaning of the Securities Act.

(f) Accredited Investor Status; Investment Experience. Investor is an “accredited investor” as that term is defined in Rule 501(a) of Regulation D promulgated under the Securities Act. The Investor has such knowledge and experience in financial and business matters such that the Investor is capable of evaluating the merits and risks of an investment in the Preferred Units, or has consulted with advisors who possess such knowledge and experience. The Investor is able to bear the economic risk and a complete loss of its investment in the Company for an indefinite period of time.

(g) Reliance on Exemptions. Investor understands that the Preferred Units and any other capital stock into which such Preferred Units is convertible (collectively, the “Securities”) are being offered and sold to it in reliance on specific exemptions from the registration requirements of United States federal and state securities laws and that the Company and Orgenesis Parent are relying in part upon the truth and accuracy of, and Investor’s compliance with, the representations, warranties, agreements, acknowledgments and understandings of Investor set forth herein in order to determine the availability of such exemptions and the eligibility of such Investor to acquire the Securities.

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(h) Information. Investor acknowledges that it has received all of the information it considers necessary or appropriate for deciding whether to acquire the Securities. Investor and its advisors, if any, have been afforded the opportunity to ask questions of the Company.

(i) No Government Review. Investor understands that no United States federal or state agency or any other government or governmental agency has passed on or made any recommendation or endorsement of the Securities or the fairness or suitability of the investment in the Securities nor have such authorities passed upon or endorsed the merits of the offering of the Securities.

(j) Transfer or Resale. Investor understands that: (i) the Securities have not been and may not being registered under the Securities Act or any state securities laws, and may not be offered for sale, sold, assigned or transferred unless (A) subsequently registered thereunder, (B) Investor shall have delivered to the Company (if requested by the Company) an opinion of counsel, in a form reasonably acceptable to the Company, to the effect that such Securities to be sold, assigned or transferred may be sold, assigned or transferred pursuant to an exemption from such registration, or (C) Investor provides the Company with reasonable assurance that such Securities can be sold, assigned or transferred pursuant to Rule 144 or Rule 144A promulgated under the Securities Act (or a successor rule thereto) (collectively, “Rule 144”); (ii) any sale of the Securities made in reliance on Rule 144 may be made only in accordance with the terms of Rule 144, and further, if Rule 144 is not applicable, any resale of the Securities under circumstances in which the seller (or the Person through whom the sale is made) may be deemed to be an underwriter (as that term is defined in the Securities Act) may require compliance with some other exemption under the Securities Act or the rules and regulations of the U.S. Securities and Exchange Commission promulgated thereunder; and (iii) except as set forth in the LLC Agreement, neither the Company nor any other Person is under any obligation to register the Securities under the Securities Act or any state securities laws or to comply with the terms and conditions of any exemption thereunder unless otherwise agreed to by the Company and Investor.

(k) There is no Contract of Investor to (i) dispose of the Preferred Units issued pursuant to this Agreement, (ii) require the Company to redeem any of the Preferred Units held by Investor (other than pursuant to the redemption rights set forth in the LLC Agreement), or (iii) require the Company to issue to Investor any stock of the Company for services rendered to, or for the benefit of, the Company in connection with the proposed transaction.

Nothing contained in this Section 2.2, nor any breach by Investor of any of its representations contained in this Section 2.2, shall limit, modify, amend or affect in any way Investor’s right (i) to rely on the representations and warranties contained in this Agreement or (ii) to receive indemnification from Orgenesis Parent in connection with any breach of any representations and warranties contained in this Agreement. For the sake of clarity, nothing in this paragraph shall derogate from, or limit, any of the restrictions, exclusions or limitations to Investor’s right to receive indemnification from Orgenesis Parent set forth in Section 4.9, Article 6 and Section 9.15.

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Article 3
Representations and Warranties Concerning the Company and its Subsidiaries

The Company represents and warrants to Investor that the statements contained in this Article 3 are correct and complete as of the date hereof and as of the Closing Date, except as set forth in the corresponding section of the Disclosure Schedule.

Section 3.1. Organization, Qualification, and Power. Section 3.1(a) of the Disclosure Schedule sets forth the jurisdiction of incorporation or formation of the Company and each of its Subsidiaries and each state or other jurisdiction in which the Company and each of its Subsidiaries is licensed or qualified to do business. The Company and each of its Subsidiaries are duly organized, validly existing and in good standing under the Laws of their respective jurisdictions of incorporation or formation. The Company and each of its Subsidiaries are duly authorized to conduct their business and are in good standing under the Laws of each jurisdiction where such qualification is required. The Company and each of its Subsidiaries have full power and authority and all Permits necessary to carry on the businesses in which they are engaged and to own, lease and use the properties owned, leased and used by them. Section 3.1(b) of the Disclosure Schedule lists the board of directors, managers, management board and officers, as the case may be, of the Company and each of its Subsidiaries. The Company has delivered to Investor correct and complete copies of the Organizational Documents, the minute book and equity interest record books for the Company and each of its Subsidiaries, each of which is correct and complete. Neither the Company nor any of its Subsidiaries is in default under or in violation of any provision of their Organizational Documents.

Section 3.2. Authorization of Transaction. The Company and each of its Subsidiaries has full power, authority and legal capacity to execute and deliver the Agreement and the Ancillary Agreements to which it is a party and to perform its obligations hereunder and thereunder. The execution and delivery by the Company and its Subsidiaries of the Agreement and the Ancillary Agreements to which it is a party and the performance by the Company and its Subsidiaries of the Transactions have been duly approved by all requisite entity level action of the Company and its Subsidiaries. Assuming the due authorization, execution and delivery of this Agreement and the Ancillary Agreements by the other parties thereto, this Agreement and each Ancillary Agreement to which the Company and its Subsidiaries are a party constitute the valid and legally binding obligation of the Company and such Subsidiaries (as the case may be), enforceable against the Company and such Subsidiaries (as the case may be) in accordance with their terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors generally and by the availability of equitable remedies. Except as set forth on Section 3.2 of the Disclosure Schedule, neither the Company nor any of its Subsidiaries is required to give any notice to, make any filing with, or obtain any Consent of any Governmental Body or any other Person in connection with the consummation of the Transactions.

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Section 3.3. Capitalization and Subsidiaries.

(a) All of the Company Common Units are owned beneficially and of record by Orgenesis Parent as of the date hereof and Orgenesis Parent has good and indefeasible title to all of the Company Common Units free and clear of all Liens. Upon the Initial Closing, (i) 3,019,651 Class A Preferred Units, representing 22.31% of the outstanding equity of the Company, shall be owned beneficially and of record by Investor and 10,517,908 Company Common Units, representing 77.69% of the outstanding equity of the Company, shall be owned beneficially and of record by Orgenesis Parent, (ii) the Company Common Units and the Class A Preferred Units (collectively, the “Company Securities”) shall represent one hundred percent (100%) of the outstanding equity or other ownership interests in the Company, (iii) the Company Incentive Units available for issuance pursuant to the Company’s Incentive Unit plan shall represent 12.5% of the outstanding equity or other ownership interests in the Company upon the Closing and (iv) all of the Company Securities (1) have been duly authorized and validly issued and are fully paid and nonassessable, and (2) were issued in compliance with all applicable Laws concerning the issuance of securities. Except as set forth on 3.3(a) of the Disclosure Schedule, there are no outstanding securities convertible or exchangeable into equity or other ownership interests of the Company, and other than as set forth in the LLC Agreement, there are no options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, calls, puts, rights of first refusal or other Contracts that could require the Company to issue, sell or otherwise cause to become outstanding or to acquire, repurchase or redeem equity or other ownership interests in the Company. There are no outstanding or authorized equity appreciation, phantom equity, profit participation or similar rights with respect to the Company. Other than as set forth in the LLC Agreement, there are no voting trusts, proxies or other Contracts with respect to the voting of the equity or other ownership interests of the Company. Upon the Closing, the Preferred Units will be delivered to Investor free and clear of all Liens, and Investor will have good and marketable title to the Preferred Units. The issuance of Company Common Units upon any conversion of the Preferred Units in accordance with the LLC Agreement has been duly authorized by all necessary action on the part of the Company, and Company Common Units have been duly reserved for issuance and, when issued upon conversion of the Preferred Units in accordance with the LLC Agreement, such Company Common Units will have been validly issued and fully paid and non-assessable, free and clear of all Liens.

(b) All of the Subsidiaries, direct and indirect, of the Company are listed in Section 3.3(b)(i) of the Disclosure Schedule. Section 3.3(b)(i) of the Disclosure Schedule lists the entire authorized stock, equity or other ownership interests of each such Subsidiary and the record and beneficial owner of such stock, equity or other ownership interests, all of which (i) have been duly authorized and validly issued and are fully paid and nonassessable, and (ii) were issued in compliance with all applicable Laws concerning the issuance of securities. The Company owns, directly or indirectly, all of the stock, equity or other ownership interests of the Subsidiaries listed in Section 3.3(b)(i) of the Disclosure Schedule, free and clear of all Liens except as set forth in Section 3.3(b)(i) of the Disclosure Schedule. There are no outstanding securities convertible or exchangeable into stock, equity or other ownership interests of any such Subsidiary, and there are no options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, calls, puts, rights of first refusal or other Contracts that could require any such Subsidiary to issue, sell or otherwise cause to become outstanding or to acquire, repurchase or redeem stock, equity or other ownership interests in any such Subsidiary. There are no outstanding or authorized equity appreciation, phantom appreciation, profit participation or similar rights with respect to any Subsidiary required to be listed on Section 3.3(b)(i) of the Disclosure Schedule. There are no voting trusts, proxies or other Contracts with respect to the voting of the stock, equity or other ownership interests of any such Subsidiary.

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(c) Notwithstanding anything contained in this Agreement or in any section of the Disclosure Schedule, (i) the Company owns beneficially and of record free and clear of all Liens (A) all of the equity interests of Orgenesis Maryland LLC, a Maryland limited liability company, (B) all of the equity interests of Orgenesis Services SRL, a company organized under the laws of Belgium, (C) all of the equity of Orgenesis Germany GmbH, a German limited liability company, (D) all of the equity interests of Israel Sub, (E) all of the equity interests of South Korea Sub other than the shares of South Korea Sub referenced in Section 3.3(b)(i) of the Disclosure Schedule and (F) all of the equity interests of Tissue Genesis International LLC, a Texas limited liability company, (ii) the Company has the full and unrestricted right to acquire all of the shares of South Korea Sub referenced in Section 3.3(b)(i) of the Disclosure Schedule promptly after the Closing Date and any amounts payable to or obligations owed to the holder of such shares in connection with the acquisition of such shares shall be the sole responsibility of Orgenesis Parent, (iii) there are no outstanding securities convertible or exchangeable into stock, equity or other ownership interests of any of the Company’s Subsidiaries, and there are no options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, calls, puts, rights of first refusal or other Contracts that could require any such Subsidiary to issue, sell or otherwise cause to become outstanding or to acquire, repurchase or redeem stock, equity or other ownership interests in any such Subsidiary, (iv) there are no amounts payable by the Company or any of its Subsidiaries to any former equityholder of any Subsidiary of the Company in connection with (A) the acquisition of equity interests from such former equityholder or (B) the Reorganization, and (v) any amounts payable to any former equityholder of any Subsidiary of the Company in connection with (A) the acquisition of equity interests from such former equityholder or (B) the Reorganization obligations of Orgenesis Parent.

Section 3.4. Non-contravention. Neither the execution and the delivery of this Agreement and the Ancillary Agreements to which the Company or any of its Subsidiaries is a party, nor the consummation of the Transactions, will (i) violate or conflict with any Law or Order to which the Company or any of its Subsidiaries is subject, (ii) violate or conflict with any provision of the Organizational Documents of the Company or any of its Subsidiaries, or (iii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice, Consent or payment under any Contract or Permit to which the Company or any of its Subsidiaries is a party or by which it is bound or to which any of its assets is subject (or result in the imposition or creation of any Lien upon or with respect to any of its assets).

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Section 3.5. Brokers’ Fees. Except as set forth on Section 3.5 of the Disclosure Schedule, neither the Company nor any of its Subsidiaries has any liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the Transactions.

Section 3.6. Assets.

(a) The Company and its Subsidiaries have good and marketable title to, or a valid leasehold interest or license in, all of the assets (tangible and intangible), properties and rights used in the operation of the Business or developed for use, in whole or in part, in connection with the Business, free and clear of all Liens, except for Permitted Liens. The assets, properties and rights owned by the Company and its Subsidiaries are all the assets, properties and rights necessary to operate the Businesses, consistent with past practice. The Company and its Subsidiaries are the only affiliates of Orgenesis Parent that are involved in the Business.

(b) The buildings, machinery, equipment and other tangible assets that the Company and its Subsidiaries own and lease are free from material defects (patent and latent), have been maintained in all material respects in accordance with normal industry practice, are in good operating condition and repair (subject to normal wear and tear) and are suitable for the purposes for which they are presently used. None of the personal or moveable property owned or leased by the Company or any of its Subsidiaries is located at any facility other than the Leased Real Property.

Section 3.7. Financial Statements; Interim Conduct.

(a) Attached to Section 3.7(a)(i) of the Disclosure Schedule are correct and complete copies of the following financial statements of the Company and its Subsidiaries (collectively, the “Financial Statements”): (i) an unaudited consolidated pro forma profit and loss statement for the fiscal year ended December 31, 2021 (the “Most Recent Fiscal Year End”) after giving pro forma effect to the Reorganization and (ii) unaudited consolidated balance sheets and pro forma profit and loss statement (the “Most Recent Financial Statements”) as of and for the nine (9) month period ended September 30, 2022 (the “Most Recent Fiscal Month End”) after giving pro forma effect to the Reorganization. The balance sheet of the Most Recent Fiscal Month End has been prepared in accordance with GAAP consistently applied and the Financial Statements are correct and complete and consistent with the books and records of the Company and its Subsidiaries (which are in turn correct and complete), and, do not reflect any revenue or assets other than those used in the Business, and present fairly in all material respects the financial condition, results of operation of the Company and its Subsidiaries as of and for their respective dates and for the periods then ending after giving effect to the Reorganization on a pro forma basis; provided, however, that the Most Recent Financial Statements are subject to normal, recurring year-end adjustments and lack notes (none of which will be material individually or in the aggregate). Section 3.7(a)(ii) of the Disclosure Schedule sets forth (x) a schedule setting forth all pro forma adjustments made to the Financial Statements in order to give pro forma effect to the Reorganization and (y) a reasonably detailed description of all adjustments that were made to Orgenesis Parent’s internal financial statements when preparing the Financial Statements (including the amount of each such adjustment and the methodology utilized in its determination). All adjustments set forth on Section 3.7(a)(ii) of the Disclosure Schedule are reasonable and were prepared in good faith by Orgenesis Parent. The Financial Statements do not reflect or include any revenues other than revenue generated from the operation of the Business and do not reflect or include any assets other than assets owned, at the time of Closing, by the Company or its Subsidiaries and used in the Business. Section 3.7(a)(iii) of the Disclosure Schedule sets forth the budget for the Company and its Subsidiaries for the nine (9) month period ended September 30, 2022 and the operations and performance of the Company and its Subsidiaries during such period has been materially consistent with such budget.

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(b) Since the Most Recent Fiscal Year End, the Business has been conducted in the Ordinary Course of Business, and there has not been any Material Adverse Effect and no event has occurred which could reasonably be expected to result in a Material Adverse Effect. Except as set forth on Section 3.7(b) of the Disclosure Schedule, since the Most Recent Fiscal Year End neither the Company, nor any of its Subsidiaries, nor the Business has (i) experienced any damage, destruction or loss (whether or not covered by insurance) to its assets or property (tangible or intangible) in excess of $25,000 (or $100,000 in the aggregate) or (ii) taken or agreed or omitted to take any action that, if taken or omitted during the period from the date of this Agreement through the Initial Closing Date without Investor’s consent, would constitute a breach of Section 4.1.

(c) All notes and accounts receivable reflected on the Most Recent Financial Statements, and all accounts receivable of the Company and its Subsidiaries and the Business generated since the Most Recent Fiscal Month End (the “Receivables”), constitute bona fide receivables resulting from the sale of inventory, services or other obligations in favor of the Company and its Subsidiaries as to which full performance has been fully rendered, and are valid and enforceable claims. The Receivables are not subject to any pending, or to the Company’s Knowledge threatened, defense, counterclaim, right of offset, returns, allowances or credits.

(d) Except as otherwise set forth in Section 3.7(d) of the Disclosure Schedule, all accounts payable of the Company and its Subsidiaries have either been paid when due, are not yet due and payable in the Ordinary Course of Business, or are being contested by the Company and its Subsidiaries in good faith.

(e) The inventory of the Company and its Subsidiaries includes only items sold by the Company and its Subsidiaries in the Ordinary Course of Business. The inventory disposed of subsequent to the date of the Most Recent Fiscal Year End has been disposed of only in the Ordinary Course of Business.

Section 3.8. Undisclosed Liabilities. The Company and its Subsidiaries do not have any, and to the Company’s Knowledge there is no basis for any, liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), except for liabilities that (a) are accrued or reserved against in the Most Recent Financial Statements, (b) were incurred subsequent to the Most Recent Fiscal Month End in the Ordinary Course of Business, (c) result from the obligations of the Company under this Agreement or the Ancillary Agreements, or (d) liabilities and obligations pursuant to any Contract listed on Section 3.13 of the Disclosure Schedule or not required by the terms of Section 3.13 to be listed on Section 3.13 of the Disclosure Schedule, in either case which arose in the Ordinary Course of Business and did not result from any default, tort, breach of contract or breach of warranty.

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Section 3.9. Legal Compliance.

(a) The Business and the Company and its Subsidiaries, and their respective predecessors and Affiliates, have complied and are currently in compliance with all applicable Laws and Orders (including, for the avoidance of doubt, all applicable Laws administered or issued by the U.S. Food and Drug Administration or any similar Governmental Body) in all material respects as such relate to the Business, and no Proceeding has been filed or commenced or, to the Knowledge of the Company, threatened alleging any failure so to comply. Except as otherwise set forth in Section 3.9(a) of the Disclosure Schedule, since January 1, 2018, Orgenesis Parent, the Company and their Subsidiaries have not received any notice or communication alleging any non-compliance of the foregoing.

(b) Section 3.9(b) of the Disclosure Schedule sets forth a correct and complete list of all material Permits held by the Company and its Subsidiaries. Such Permits (i) constitute all material Permits necessary for the operation of the Business and (ii) are in full force and effect. No Proceeding is pending or, to the Knowledge of the Company, threatened to revoke or limit any Permit.

(c) Neither the Business, nor the Company, nor any of its Subsidiaries, nor any of their officers, managers, equity holders, directors, agents, employees or any other Persons acting on their behalf has (i) violated the U.S. Foreign Corrupt Practices Act or any other applicable anti-bribery or anti-corruption Law, (ii) authorized or made any bribe, rebate, payoff, influence payment, kickback or other illegal payment or provided any unlawful compensation or gifts to any officer, employee or agent of any Governmental Body, or any employee, customer or supplier of the Business or the Company or any of its Subsidiaries, or (iii) accepted or received any unlawful contributions, payments, expenditures or gifts; and no Proceeding has been filed or commenced alleging any such contributions, payments, expenditures or gifts.

(d) The offer, sale and issuance of the Preferred Units (and any Company Common Units upon conversion of such Preferred Units) as contemplated hereby will comply with all applicable Laws.

Section 3.10. Tax Matters.

(a) The Business and the Company and its Subsidiaries have timely filed with the appropriate taxing authorities all income and other material Tax Returns that they were required to file. All such Tax Returns are true, correct and complete in all material respects. All Taxes due and owing by the Business and the Company and its Subsidiaries (whether or not shown on any Tax Return) have been timely paid. The Company and its Subsidiaries are not currently the beneficiary of any extension of time within which to file any Tax Return or pay any Tax. There are no Liens for Taxes (other than Permitted Liens) upon the Business, the Company Securities or any of the assets of the Company or any of its Subsidiaries.

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(b) The accrual for Taxes on the Most Recent Balance Sheet, as adjusted for the passage of time through the Closing Date in accordance with past practice, would be adequate to pay all unpaid Taxes of the Company and its Subsidiaries through the Closing Date.

(c) No deficiency or proposed adjustment for any amount of material Tax has been proposed, asserted or assessed by any taxing authority against the Business or the Company and its Subsidiaries that has not been paid, settled or otherwise resolved. There is no Proceeding or audit now pending, proposed or, to the Knowledge of the Company or any of its Subsidiaries, threatened against the Company or any of its Subsidiaries with respect to any Taxes. The Business, the Company and its Subsidiaries have not been notified by any taxing authority that any issues have been raised with respect to any Tax Return. There has not been, within the past five (5) calendar years, an examination or written notice of potential examination of the Tax Returns filed with respect to the Business or the Company or any of its Subsidiaries by any taxing authority.

(d) All Taxes that are required to be withheld or collected by the Business, the Company and its Subsidiaries, including, but not limited to, Taxes arising as a result of payments (or amounts allocable), whether in cash or in kind, to foreign persons or to employees, agents, contractors or equityholders of the Company or any of its Subsidiaries, have been duly withheld and collected and, to the extent required, have been properly paid or deposited as required by applicable Laws.

(e) No claim has ever been made by any taxing authority in a jurisdiction where the Business, the Company or any of its Subsidiaries do not file a particular type of Tax Return or pay a particular type of Tax that they are or may be required to file such Tax Return or pay such Tax in that jurisdiction.

(f) None of the Business, the Company or any of its Subsidiaries has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to the payment of any Tax or any Tax assessment or deficiency, which waiver or extension is currently in effect.

(g) Neither the Company nor any of its Subsidiaries is a party to any “listed transaction,” as defined in Treasury Regulation Section 1.6011 -4(b)(2).

(h) None of the Business, the Company or any of its Subsidiaries (i) has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was the Company or Orgenesis Parent) or (ii) has any liability for the Taxes of any Person (other than any of the Company or its Subsidiaries) under Treasury Regulation Section 1.1502 -6 (or any similar provision of state, local or foreign Law), or as a transferee or successor.

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(i) None of the Company or any of its Subsidiaries is a party to or bound by any Tax Sharing Agreement, other than any such agreement entered into in the ordinary course of business and not primarily related to Taxes.

(j) The Company will not be required to include an item of income, or exclude an item of deduction, for any taxable period (or portion thereof) beginning on or after (or portion thereof beginning after) the Closing Date that is as a result of any of the following: (i) a change in a method of accounting relating to any item reported in a taxable period (or portion thereof) ending on or prior to the Closing Date; (ii) use of an improper method of accounting for a taxable period (or portion thereof) ending on or prior to the Closing Date; (iii) a “closing agreement” or other similar agreement executed by the Company on or prior to the Closing Date; (iv) an installment sale or open transaction disposition made on or prior to the Closing Date; (v) any intercompany transaction entered into prior to the Closing; and (vii) as the result of any COVID-19 related subsidy or any tax credit or Tax refund claimed, in respect of a Tax period (or portion thereof) ending before the Closing. The Company will not be required to accelerate the recognition of any item in income after Closing, as a result of any election under Section 965(h) of the Code.

(k) The Company did not (i) defer any Taxes under Section 2302 of the CARES Act or any similar deferral of Taxes under applicable U.S. or non-U.S. Law or (ii) claim any Tax credit under Section 2301 of the CARES Act or Sections 7001-7003 of the Families First Coronavirus Response Act, or any similar provision of U.S. or non-U.S. Law, in each case as it may be amended.

(l) None of the Business, the Company or any of its Subsidiaries has had a permanent establishment (within the meaning of an applicable Tax treaty or convention between any two relevant foreign countries) or any management and control in any country other than the country of its formation.

(m) None of the Business, the Company or any of its Subsidiaries is or has been a party to a transaction or Contract that is in conflict with the Tax Laws related to transfer pricing in any relevant jurisdiction. All applicable transfer pricing Laws have been materially complied with by the Business, the Company and its Subsidiaries, and all material documentation required by all relevant transfer pricing Laws have been prepared and, if necessary, retained.

(n) Section 3.10(n) of the Disclosure Schedule lists the United States federal tax classification of each Subsidiary of the Company.

Section 3.11. Real Property.

(a) The Business and the Company and its Subsidiaries do not own, and have never owned, any real property.

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(b) Section 3.11(b) of the Disclosure Schedule sets forth the address of each parcel of Leased Real Property, and a true and complete list of all Leases for each parcel of Leased Real Property.

(c) Subject to the respective terms and conditions in the Leases, the Company or one of its Subsidiaries is the sole legal and equitable owner of the leasehold interest in the Leased Real Property and possesses good and marketable, indefeasible title thereto, free and clear of all Liens (other than Permitted Liens).

(d) With respect to each parcel of Leased Real Property: (i) there are no pending or, to the Knowledge of the Company, threatened condemnation Proceedings, suits or administrative actions relating to any such parcel or other matters affecting adversely the current use, occupancy or value thereof; (ii) the ownership and operation of the Leased Real Property in the manner in which it is now owned and operated comply with all zoning, building, use, safety or other similar Laws in all material respects; (iii) all Improvements on any such parcel are in good operating condition, ordinary wear and tear excepted, are supplied with utilities and other services necessary for the operation of the Business as currently conducted at such facilities and safe for their current occupancy and use; (iv) neither the Company, nor any of its Subsidiaries nor Orgenesis Parent has received any notice of any special Tax, levy or assessment for benefits or betterments that affect any parcel of Leased Real Property and, to the Knowledge of the Company, no such special Taxes, levies or assessments are pending or contemplated; (v) there are no Contracts granting to any third party or parties the right of use or occupancy of any such parcel, and there are no third parties (other than the Company and its Subsidiaries) in possession of any such parcel except for such Contracts relating to Orgenesis Parent and/or its Subsidiaries that are set forth on Section 3.11(d) of the Disclosure Schedule; and (vi) each such parcel has adequate vehicular access to a road and there is no pending or, to the Knowledge of the Company, threatened termination of such access. The Leased Real Property comprises all of the real property used or intended to be used in the Business, and neither the Company nor any of its Subsidiaries is a party to any Contract, option or right of first refusal to purchase any real property or any portion thereof or interest therein.

Section 3.12. Intellectual Property.

(a) The Company and its Subsidiaries own and possess or have the right to use pursuant to a valid and enforceable written Contract, all Intellectual Property used in or necessary for the operation of the Business free and clear of all Liens. Neither Orgenesis Parent nor any of its Subsidiaries (other than the Company or any of its Subsidiaries) own or have any license or other right to use any Intellectual Property used or held for use in the operation of the Business as currently conducted.

(b) To the Company’s Knowledge, the operation of the Business and the Company and its Subsidiaries (and the Business’s and the Company’s and its Subsidiaries’ Intellectual Property, products, services and methods of operation) have not infringed upon, misappropriated, or otherwise violated any Intellectual Property rights of any third parties in any respect, and none of Orgenesis Parent, the Company, nor any of their Subsidiaries, nor any of their directors, managers and officers, has received any written charge, complaint, claim, demand, or notice alleging any such infringement, misappropriation, or violation (including any written claim that the Business or the Company or any of its Subsidiaries must license or refrain from using any Intellectual Property rights of any third party and no Proceeding involving any such charge, complaint, claim, demand or notice is pending or, to the Company’s Knowledge, otherwise threatened). To the Company’s Knowledge, no third party has challenged in any respect, infringed upon, misappropriated, or otherwise violated any Intellectual Property rights of the Business or the Company or any of its Subsidiaries. Section 3.12(b) of the Disclosure Schedule sets forth a complete and accurate list and description of any charge, complaint, claim, demand, notice or Proceeding made, filed or asserted by the Business, the Company or any of its Subsidiaries since January 1, 2016 alleging that a third party has interfered with, challenged, infringed upon, misappropriated, or otherwise violated any Intellectual Property rights of the Business, the Company or its Subsidiaries.

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(c) Sections 3.12(c)(i)-(iii) of the Disclosure Schedule identify the following registered or applied for Intellectual Property that is owned by the Company or any of its Subsidiaries or currently used in the conduct of the Business: (i) all Patents; (ii) all Trademarks; and (iii) all Copyrights. Section 3.12(c)(iv) of the Disclosure Schedule identifies all Internet domain names owned by the Company and its Subsidiaries. Section 3.12(c)(v) of the Disclosure Schedule identifies each material license, sublicense, agreement, or other permission pursuant to which the Business, the Company or any of its Subsidiaries have granted any rights to any third party with respect to any of its Intellectual Property (together with any exceptions). The Company and its Subsidiaries have all right, title and interest in and to, free and clear of any Lien, license, or other restriction or limitation regarding use, and have the sole and exclusive right to use all the Intellectual Property required to be disclosed on Sections 3.12(c)(i)-(iv) of the Disclosure Schedule (the “Designated Intellectual Property”) (subject to the applicable license agreements listed in Section 3.12(c)(v) of the Disclosure Schedule), and such Intellectual Property is not subject to any outstanding Order restricting the use or licensing thereof by the Company or any of its Subsidiaries or adjudging any such Intellectual Property invalid or unenforceable, and the Business, the Company and its Subsidiaries have not received any written claim challenging the validity or effectiveness of such Intellectual Property, and such Intellectual Property is valid and enforceable.

(d) The Business or the Company (or its Subsidiaries to the extent applicable) have made all necessary filings and paid all necessary registration, maintenance and renewal fees to maintain the Designated Intellectual Property and all documents and certificates related to such items have been filed with the relevant Governmental Body or other authorities in the applicable jurisdiction for the purposes of maintaining such items.

(e) The Company and its Subsidiaries are the sole and exclusive owners of all Intellectual Property owned or purported to be owned by the Company and its Subsidiaries. Each item of Intellectual Property owned or used by the Business immediately prior to the Closing will be owned or available for use, respectively, by the Company and its Subsidiaries immediately subsequent to the Closing on identical terms and conditions as owned or used by the Business, the Company and its Subsidiaries immediately prior to the Closing.

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(f) Section 3.12(f) of the Disclosure Schedule identifies all third party Software used by the Company and its Subsidiaries in the operation of the Business (except for “off-the-shelf,” commercially-available software). The Business has not owned or used, and the Company and its Subsidiaries do not own or use, any Software developed by or for the Business, the Company or its Subsidiaries. The Company and its Subsidiaries have the right to use, pursuant to a valid and enforceable written Contract, all Software used by and in the operation of the Business. All IT Assets operate and perform in a manner that permits the Company and its Subsidiaries to conduct their business as currently conducted. The Company and its Subsidiaries have taken commercially reasonable actions, consistent with current industry standards, to protect the confidentiality, integrity and security of the IT Assets (and all information and transactions stored or contained therein or transmitted thereby) against any unauthorized use, access, interruption, modification or corruption, including the implementation of commercially reasonable (A) data backup, (B) disaster avoidance and recovery procedures and (C) business continuity procedures, in each case consistent with industry practices.

(g) All Intellectual Property owned by the Company and its Subsidiaries was developed by (i) employees of the Business, the Company or its Subsidiaries within the scope of their employment; or (ii) independent contractors who have entered into written agreements with the Business, the Company or one of its Subsidiaries that assigned all right, title and interest in and to any Intellectual Property developed to the Company or one of its Subsidiaries and whereby the ownership of such Intellectual Property vested immediately in the Company and its Subsidiaries (and to the extent that such vesting did not occur, the independent contractor is required to assign all such ownership to the Company and its Subsidiaries without further consideration). Except as set forth in Section 3.12(g) of the Disclosure Schedule, no employee or independent contractor of the Business, the Company or any of its Subsidiaries has entered into any agreement, contract, obligation, promise or undertaking (whether written or oral and whether express or implied) that restricts or limits in any way the scope of the Intellectual Property owned by the Company and its Subsidiaries or requires the employee or independent contractor to transfer, assign or disclose information concerning the Intellectual Property owned by the Company and its Subsidiaries to anyone other than the Company and its Subsidiaries.

(h) Section 3.12(h) of the Disclosure Schedule contains a complete and accurate list of all rights in Internet domain names, user names, handles and social media site names presently used or owned by the Company or its Subsidiaries or otherwise used in connection with the Business. The Company or its Subsidiaries own or have the right to use all such Internet domain names, subdomains, URLs, website names, social media site names, user names, handles, email addresses, log-in names, passwords, pin numbers, customer numbers, and the like, or other account information necessary to access, transfer, use and update all of the foregoing presently used or owned by the Company or its Subsidiaries (collectively “Net Names”). All Net Names have been registered in the name of the Company or its Subsidiaries and are, and have been, in compliance with all Laws. No Net Name has been or is now involved in any dispute, opposition, invalidation or cancellation Proceeding and, to the Company’s Knowledge, no such action is threatened with respect to any Net Name. In addition, to the Knowledge of the Company and its Subsidiaries: (i) no Net Name has been challenged, interfered with or threatened in any way and (ii) no Net Name infringes, interferes with or is alleged to interfere with or infringe any Trademark, Copyright, domain name or other Intellectual Property of any other Person.

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(i) The Company and its Subsidiaries have taken all necessary and reasonable steps to protect and preserve the confidentiality of all material trade secrets, know-how, source code, databases, customer lists, schematics, ideas, algorithms and processes and all use, disclosure or appropriation thereof by or to any Person has been pursuant to the terms of a written agreement between such third party and the Company and its Subsidiaries. The Company and its Subsidiaries have complied with all of its material confidentiality obligations under each Contract to which the Company and its Subsidiaries are a party.

Section 3.13. Contracts.

(a) Section 3.13(a) of the Disclosure Schedule lists the following Contracts to which the Company or any of its Subsidiaries is a party and is currently in effect:

(i) each Contract with any Material Customer or Material Vendor;

(ii) each material lease, rental or occupancy agreement, license, installment and conditional sale agreement, and other Contract affecting the ownership of, leasing of, title to, use of, or any leasehold or other interest in, any real or personal property;

(iii) each joint venture, partnership or Contract involving a sharing of profits, losses, costs or liabilities with any other Person;

(iv) each Contract relating to the acquisition, sale, transfer or disposition by the Company or any of its Subsidiaries of any material assets or properties, or of the operating business or the capital stock of or other equity interests in any other Person;

(v) each Contract that contains provisions granting any rights of first refusal, rights of first negotiation, rights of exclusivity, most favored nations or similar rights to any Person;

(vi) each Contract for the purchase, sale or license of any assets of the Company or any of its Subsidiaries, other than in the Ordinary Course of Business, and each Contract granting an option or preferential rights to purchase, sell or license any assets of the Company or any of its Subsidiaries;

(vii) each Contract in which a Governmental Body is a counterparty;

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(viii) each Contract containing any covenant that purports to restrict the business activity of the Company or any of its Subsidiaries or limit the freedom of the Company or any of its Subsidiaries to engage in any line of business or to compete with any Person;

(ix) each Contract for or relating to, or evidencing or guaranteeing, Debt;

(x) each Contract providing for the payment of any cash or other compensation or benefits in connection with the Transactions;

(xi) each Contract with any labor union or labor organization or any bonus, pension, profit sharing, retirement or any other form of deferred compensation plan or practice, whether formal or informal, or any severance agreement or arrangement;

(xii) each Contract under which the Company or any of its Subsidiaries has advanced or loaned any amounts to any Person;

(xiii) each franchise, dealership, vendor, manufacturing or service center agreements;

(xiv) each Contract with Orgenesis Parent or any Affiliate of the Company, any of its Subsidiaries, or Orgenesis Parent;

(xv) any settlement or similar agreement;

(xvi) each employment or consulting Contract or other Contract with any of their officers, managers, partners, directors, employees, agents or representatives in excess of $175,000;

(xvii) each Intellectual Property Agreement;

(xviii) each Contract which purports to be binding on Affiliates of the Company (other than the Company’s Subsidiaries); and

(xix) any other agreement material to the Company or any of its Subsidiaries whether or not entered into in the Ordinary Course of Business.

(b) The Company has made available to Investor a correct and complete copy of each written Material Contract, together with all amendments, exhibits, attachments, waivers or other changes thereto. Section 3.13(b) of the Disclosure Schedule contains an accurate and complete description of all material terms of all oral Material Contracts (if any).

(c) Each Material Contract is legal, valid, binding, enforceable, in full force and effect and will continue to be legal, valid, binding and enforceable on identical terms following the Closing Date. Except as specifically disclosed and described in Section 3.13(c) of the Disclosure Schedule, (i) no Material Contract has been breached or cancelled by the Company, any of its Subsidiaries or, to the Knowledge of the Company, any other party thereto, (ii) the Company or each of its Subsidiaries has materially performed all obligations under such Material Contracts required to be performed by the Company or such Subsidiary, (iii) there is no event which, upon giving of notice or lapse of time or both, would constitute a breach or default under any such Material Contract by the Company or any of its Subsidiaries, or to the Company’s Knowledge, by any other party, or would permit the termination, modification or acceleration of such Material Contract, (iv) no party has given notice of breach, default, termination or non-renewal of any Material Contract, and (v) neither the Company nor any of its Subsidiaries has assigned, delegated or otherwise transferred to any Person any of its rights, title or interest under any such Material Contract.

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(d) Section 3.13(d) of the Disclosure Schedule sets forth each Contract to which Orgenesis Parent or any of its Subsidiaries is a party that is used in the operation of the Business or was used in the operation of the Business any time during the twelve (12) months prior to Closing.

Section 3.14. Insurance. Section 3.14(a) of the Disclosure Schedule sets forth the following information with respect to each insurance policy (including policies providing property, casualty, liability, director & officer, and workers’ compensation coverage and bond and surety arrangements) with respect to which the Company or any of its Subsidiaries is a party, a named insured, or otherwise the beneficiary of coverage (collectively, the “Company Insurance Agreements”): (a) the name of the insurer, the name of the policyholder, and the name of each covered insured; (b) the policy number and the period of coverage; and (c) a description of any retroactive premium adjustments or other material loss-sharing arrangements.

There is no claim by the Company or any of its Subsidiaries or any other Person pending under any such policies and bonds related to the Business as to which coverage has been questioned, denied or disputed. All premiums payable under all such policies and bonds have been paid. To the Company’s Knowledge, there are no threatened terminations of, or material premium increases with respect to, any of such policies or bonds. Section 3.14(b) of the Disclosure Schedule sets forth a list of all claims made under the Company Insurance Agreements, or under any other insurance policy, bond or agreement covering the Business, the Company or any of its Subsidiaries or their operations since January 1, 2018. Except as otherwise set forth in Section 3.14(b) of the Disclosure Schedule, since January 1, 2018, the Business, the Company and its Subsidiaries have maintained insurance policies with coverage and policy limits that are substantially similar to the coverage and policy limits provided by the Company Insurance Agreements.

Section 3.15. Litigation. Except as set forth in Section 3.15(a) of the Disclosure Schedule, there are no (and during the last four (4) years preceding the date hereof, there have not been any) complaints, charges, Proceedings, Orders, or investigations pending or, to the Knowledge of the Company, threatened or anticipated relating to or affecting the Business, the Company or any of its Subsidiaries. There is no outstanding Order to which the Business, the Company or any of its Subsidiaries (or any officers or directors of the Company or its Subsidiaries that would affect the Company or its Subsidiaries) is subject. Section 3.15(b) of the Disclosure Schedule sets forth an accurate list and description of all Proceedings that the Company or any of its Subsidiaries or Orgenesis Parent or its Affiliates (to the extent related to the Company or its Subsidiaries or the Business) has initiated or threatened in writing to initiate since January 1, 2018.

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Section 3.16. Employees.

(a) Section 3.16(a)(i) of the Disclosure Schedule sets forth a complete and correct list of all Company Employees and consultants of the Company and its Subsidiaries, showing for each: (i) name, (ii) hire date, (iii) current job title, (iv) actual base salary, bonus, commission or other remuneration paid during 2021, (v) 2022 base salary level and 2022 target bonus, and (vi) indicating whether there has been any increase in compensation, bonus, incentive, or service award or any grant of any severance or termination pay or any other increase in benefits or any commitment to do any of the foregoing since January 1, 2022. Section 3.16(a)(ii) of the Disclosure Schedule sets forth a complete and correct list of all employees or contractors of Orgenesis Parent or any of its Subsidiaries who, any time during the twelve (12) months prior to Closing, were utilized in the operation of the Business or spent a material amount of time working on matters related to, or providing material services in, the operation of the Business.

(b) The Company has provided Investor with access to complete and correct copies of all trade secret, non-compete, non-disclosure and invention assignment agreements, and all manuals and handbooks applicable to any current or former director, manager, officer, employee or consultant of the Company or any of its Subsidiaries. The employment or consulting arrangement of each officer, employee or consultant of the Company and its Subsidiaries is, subject to applicable Laws involving the wrongful termination of employees and consultants, terminable at will (without the imposition of penalties or damages) by the Company or its Subsidiaries as the case may be, and neither the Company nor any of its Subsidiaries has any severance obligations if any such officer, employee or consultant is terminated. To the Knowledge of the Company, no officer, employee or consultant of the Company or any of its Subsidiaries or any group of officers, employees or consultants of the Company or any of its Subsidiaries has any plans to terminate its employment or consulting arrangement with the Company or any of its Subsidiaries.

(c) Neither the Business, nor the Company nor any of its Subsidiaries has experienced (nor, to the Knowledge of the Company, has it been threatened with) any strike, slow down, work stoppage or material grievance, claim of unfair labor practices, or other collective bargaining dispute within the past three (3) years. Neither the Business, nor the Company nor any of its Subsidiaries has committed any material unfair labor practice. The Company has no Knowledge of any organizational effort presently being made or threatened by or on behalf of any labor union with respect to Company Employees. The Business and the Company and each of its Subsidiaries have paid in full to all of its employees and independent contractors all wages, salaries, commissions, bonuses, benefits and other compensation due and payable to such employees and independent contractors.

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(d) Except as would not result in material Liability to the Company or any of its Subsidiaries, the Company and its Subsidiaries are in compliance with all applicable Laws relating to labor and employment, including, without limitation, applicable Laws regarding terms and conditions of employment, wage and hour (including the classification of independent contractors and exempt and non-exempt employees), payroll documents and wage statements, wage payment, immigration (including the verification of I-9s for all employees and the proper confirmation of employee visas), discrimination, harassment, retaliation, whistleblower protection, termination or discharge, restrictive covenants, disability rights or benefits, equal opportunity (including compliance with any affirmative action plan obligations), health and safety, plant closures and layoffs (including the Worker Adjustment and Retraining Notification Act of 1988, as amended, or any similar Laws), workers’ compensation, leave, affirmative action and affirmative action plan requirements (as applicable), unemployment insurance, unemployment compensation, social insurance and welfare, housing fund, dispatching arrangements with third-party dispatching firms, and labor relations and collective bargaining). None of the employment policies or practices of the Company or any of its Subsidiaries are currently being audited or investigated.

Section 3.17. Employee Benefits.

(a) Section 3.17 of the Disclosure Schedule lists each Employee Benefit Plan that the Company or any of its Subsidiaries maintains or to which the Company or any of its Subsidiaries contributes or has any obligation to contribute or with respect to which the Company and its Subsidiaries have any liabilities.

(i) Each such Employee Benefit Plan (and each related trust, insurance Contract, or fund, if any) has been maintained, funded and administered in accordance with the terms of such Employee Benefit Plan and complies in form and in operation in all respects with applicable Laws.

(ii) All required reports and descriptions have been timely filed and/or distributed in accordance with the applicable Laws with respect to each such Employee Benefit Plan. The requirements of applicable Laws have been met in all material respects with respect to each such Employee Benefit Plan.

(iii) All contributions (including all employer contributions and employee salary reduction contributions) that are due have been made within the time periods prescribed by applicable Laws to each applicable Employee Benefit Plan. All premiums or other payments for all periods ending on or before the Closing Date have been paid with respect to each such Employee Benefit Plan.

(iv) There have been no prohibited transactions with respect to any such Employee Benefit Plan and no fiduciary with respect to any such Employee Benefit Plan has any liability for material breach of fiduciary duty or any other failure to act or comply in connection with the administration or investment of the assets of any such Employee Benefit Plan. No Proceeding with respect to the administration or the investment of the assets of any such Employee Benefit Plan (other than routine claims for benefits) is pending or, to the Knowledge of the Company, threatened.

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(v) The Company has made available to Investor correct and complete copies of the plan documents and summary plan descriptions, the most recent annual reports, and all related trust agreements, insurance Contracts, and other funding arrangements which implement each such Employee Benefit Plan.

(vi) Neither the Company nor any of its ERISA Affiliates sponsors, maintains or contributes to, or has in the past six years, sponsored, maintained or contributed to, any Employee Benefit Plan subject to Title IV of ERISA, including any multiemployer plan, as defined in Section 3(37) of ERISA.

(vii) Each Employee Benefit Plan has been maintained in compliance with its terms and all applicable Laws, including ERISA and the Code. Each Employee Benefit Plan which is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter, or has pending or has time remaining in which to file, an application for such determination from the Internal Revenue Service, and to the knowledge of the Company, no circumstances exist that would reasonably be expected to result in any such letter being revoked or not reissued.

(viii) With respect to each Employee Benefit Plan that is subject to the laws of a jurisdiction outside of the United States (an “International Employee Plan”), the fair market value of the assets of each funded International Employee Plan (including the Liability of any insurer to any such International Employee Plan) is sufficient to procure or provide for the accrued benefit obligations, as of the date of this Agreement, with respect to all current and former participants in such International Employee Plan according to the actuarial assumptions and valuations most recently used to determined employer contributions to such International Employee Plan and none of the transactions contemplated by this Agreement will cause such assets or insurance obligations to be materially less than such benefit obligations. Each International Employee Plan required or intended to be registered, qualified or approved under applicable Law has in fact been registered, qualified or approved, as the case may be, under applicable Law and has been maintained in good standing with applicable regulatory authorities in all material respects, and if intended to qualify for favorable Tax treatment, there are no existing circumstances or events that have occurred that would reasonably be expected to affect adversely such favorable Tax treatment with respect to such International Employee Plan.

(ix) Neither the Company nor any of its Subsidiaries has any current or projected liability in respect of post-employment or post-retirement health or medical or life insurance benefits for current or former Company Employees (other than coverage mandated by applicable Law, including the Consolidated Omnibus Budget Reconciliation Act of 1985).

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(x) The consummation of the transactions contemplated by this Agreement will not (either alone or in combination with another event) (i) entitle any current or former Company Employee to any material payment or benefit; (ii) accelerate the time of payment or vesting, or increase the amount of, any material compensation due to any such Company Employee or (iii) trigger any funding obligation under, or impose any restrictions or limitations on the Company’s rights to administer, amend or terminate, any Employee Benefit Plan.

(xi) No Employee Benefit Plan provides for and none of the Company nor any of its Subsidiaries is otherwise obligated to provide any gross-up or reimbursement of Taxes, including, without limitation under either Section 409A or Section 4999 of the Code. The Company has provided to Investor good faith estimates of the amount of any “excess parachute payments” within the meaning of Section 280G of the Code that could reasonably be expected to become payable to any Company Employee or service provider in connection with the transactions contemplated by this Agreement, whether contingent or otherwise.

Section 3.18. Debt. Except as set forth on Section 3.18 of the Disclosure Schedule and obligations under the Loan Agreement, the Company and its Subsidiaries do not have any Debt and are not liable for any Debt of any other Person.

Section 3.19. Environmental, Health, and Safety Matters.

(a) The Business, the Company and its Subsidiaries have complied and are in compliance with all Environmental, Health, and Safety Requirements.

(b) Without limiting the generality of the foregoing, the Business, the Company and its Subsidiaries have obtained, have complied, and are in compliance with all Permits and other authorizations that are required pursuant to Environmental, Health, and Safety Requirements for the occupation of the facilities of the Company and its Subsidiaries and the operation of the Business. A list of all such Permits and other authorizations is set forth on Section 3.19(b) of the Disclosure Schedule.

(c) Neither the Business, the Company nor any of its Subsidiaries has received any written or oral notice, report or other information regarding any actual or alleged violation of Environmental, Health, and Safety Requirements, or any liabilities or potential liabilities (whether accrued, absolute, contingent, unliquidated or otherwise), including any investigatory, remedial or corrective obligations, relating to any of them, their current or former facilities or the Leased Real Property arising under Environmental, Health, and Safety Requirements.

(d) Except as set forth on Section 3.19(d) of the Disclosure Schedule, no property or facility owned, leased or operated by the Company or its Subsidiaries contains any underground storage tanks currently, nor, to the Knowledge of the Company, has contained any underground storage tanks in the past.

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(e) Neither the Business, the Company nor any of its Subsidiaries has treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled, or released any substance, including without limitation any Hazardous Substance, or owned or operated any property or facility (and no such property or facility is contaminated by any such substance) in a manner that has given or would give rise to material liabilities, including any material liability for investigation costs, response costs, remedial costs, corrective action costs, personal injury, property damage, natural resources damages or attorney and consultant fees and costs, pursuant to any Environmental, Health, and Safety Requirements or any other applicable Law.

(f) There are no environmental conditions or circumstances on the Leased Real Property that pose an unreasonable risk to the environment or the health or safety of Persons or Hazardous Substances present at, on or under the Leased Real Property in violation of Environmental, Health, and Safety Requirements.

(g) Neither this Agreement nor the consummation of the Transactions will result in any obligations for site investigation or cleanup, or notification to or Consent of Governmental Bodies or third parties, pursuant to any of the Environmental, Health, and Safety Requirements.

(h) Section 3.19(h) of the Disclosure Schedule lists each written environmental audit, health and safety audit, Phase I environmental site assessment, Phase II environmental site assessment or investigation, soil and/or groundwater report, environmental compliance assessment prepared within the past five (5) years by the Business, the Company or any of its Subsidiaries or, to the Knowledge of the Company, any Governmental Body under the Environmental, Health, and Safety Requirements relating to any property currently or formerly owned or operated by the Business, the Company or any of its Subsidiaries or their Affiliates.

Section 3.20. Business Continuity. Except as set forth in Section 3.20 of the Disclosure Schedule, none of the Software, computer hardware (whether general or special purpose), telecommunications capabilities (including all voice, data and video networks), data storage and other similar or related items of automated, computerized, and/or software systems and any other networks or systems and related services that are used by or relied on by the Business, the Company or its Subsidiaries in the conduct of the Business (collectively, the “Systems”) have experienced bugs, failures, breakdowns, breaches, unauthorized access, or continued substandard performance in the past two (2) years that has caused or reasonably could be expected to cause any substantial disruption or interruption in or to the use of any such Systems by the Business, the Company or its Subsidiaries.

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Section 3.21. Certain Business Relationships with the Company and its Subsidiaries.

(a) Except as set forth on Section 3.21 of the Disclosure Schedule, none of Orgenesis Parent or its Subsidiaries, nor to the Knowledge of Orgenesis Parent, any officer, or director of Orgenesis Parent, the Company or any of their Subsidiaries, or any Affiliates of any of the foregoing (other than the Company and its Subsidiaries):

(i) owns, directly or indirectly, any stock, equity or other ownership interest or investment in any Person that is engaged in the Business or is a competitor, supplier, customer, lessor or lessee of the Company or any of its Subsidiaries; provided, however, that the foregoing representation shall be deemed not to be made as to the ownership of not more than two percent (2%) of the capital stock of any such Person that has securities registered pursuant to Section 13 or Section 15 of the Securities Exchange Act;

(ii) has any claim against or owes any amount to, or is owed any amount by, the Company or any of its Subsidiaries;

(iii) has any interest in or owns any assets, properties or rights used in the conduct of the Business;

(iv) is a party to any Contract to which the Company or any of its Subsidiaries is a party or which otherwise benefits the Business; or

(v) has received from or furnished to the Company or any of its Subsidiaries any goods or services since the Most Recent Fiscal Year End, or is involved in any business relationship (other than an employment relationship in the Ordinary Course of Business) with the Company or any of its Subsidiaries.

Section 3.22. Customers and Vendors.

(a) Section 3.22 of the Disclosure Schedule sets forth a correct and complete list of the twenty-five (25) largest third-party suppliers and vendors (by dollar volume) of products or services to the Company and its Subsidiaries with respect to the Business (the “Material Vendors”), and all customers of the Company and its Subsidiaries with respect to the Business (the “Material Customers”), each during the calendar year 2021 and the nine (9) months ended September 30, 2022. Section 3.22 of the Disclosure Schedule also sets forth, for each such Material Vendor and Material Customer, the aggregate payments from and to such Person by the Company and its Subsidiaries during such periods. There are no outstanding disputes with any of such Material Vendors or Material Customers.

(b) Since January 1, 2021, none of the Material Vendors have indicated that it shall stop, or materially decrease the rate of, or materially change the pricing of, supplying materials, products or services to the Company or its Subsidiaries, or otherwise materially change the terms of its relationship with the Company or its Subsidiaries. Neither the Company, nor any of its Subsidiaries has any reason to believe that any Material Vendor will stop, or materially decrease the rate of, or materially change the pricing of, supplying products or services to the Company or its Subsidiaries or otherwise materially change the terms of its relationship with the Company or its Subsidiaries after, or as a result of, the consummation of any Transactions. Neither the Company, nor any of its Subsidiaries know of any fact, condition or event which would adversely affect the relationship of the Company or its Subsidiaries with any such Material Vendor.

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(c) Since January 1, 2021, none of the Material Customers have indicated that it shall stop, or materially decrease the rate of, or materially change the pricing of, buying products or services from the Company or its Subsidiaries or otherwise materially change the terms of its relationship with the Company or its Subsidiaries. Neither the Company, nor any of its Subsidiaries, has any reason to believe that any Material Customer will stop, or materially decrease the rate of, of materially change the pricing of, buying products or services from the Company or its Subsidiaries or otherwise materially change the terms of its relationship with the Company or its Subsidiaries after, or as a result of, the consummation of any Transactions. Neither the Company, nor any of its Subsidiaries, know of any fact, condition or event which would adversely affect the relationship of the Company or its Subsidiaries with any such Material Customer.

Section 3.23. Product Warranty.  Section 3.23 of the Disclosure Schedule sets forth an accurate, correct and complete list and summary description of all claims arising from any product or service, alleged to have been manufactured, sold, provided, distributed, leased, or delivered by the Business, the Company and its Subsidiaries not in conformity with all applicable contractual commitments and all express and implied warranties during the prior three (3) years.

Section 3.24. Product Liability. Section 3.24 of the Disclosure Schedule sets forth an accurate, correct and complete list and summary description of all claims arising from or alleged to arise from any injury to person or property as a result of the ownership, possession or use of any product manufactured, processed, sold, provided, distributed or delivered by the Business, the Company, its Subsidiaries or their predecessors during the prior three (3) years. Neither the Company nor any of its Subsidiaries has any liability (and to the Company’s Knowledge there is no reasonable basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand against the Company or any of its Subsidiaries giving rise to any liability) arising out of any injury to individuals or property as a result of the ownership, possession, or use of any product manufactured, processed, sold, provided, distributed or delivered by the Business, the Company, its Subsidiaries or any of their predecessors.

Section 3.25. Information Privacy and Data Security.

(a) The Business’s, the Company’s and its Subsidiaries’ practices concerning the creation, receipt, maintenance, transmission, use, disclosure, processing, protection, collection, analysis, retention, storage, privacy, security, breach, transfer, destruction, and disposal of Personal Information comply with, and have not violated, any (i) Contract, (ii) Privacy Laws, or (iii) written policy or privacy statement of the Company or its Subsidiaries.

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(b) The Company and its Subsidiaries have implemented reasonable administrative, physical, contractual and technical safeguards sufficient to protect the Personal Information processed or maintained by the Company and its Subsidiaries, and such safeguards are sufficient for the size and scope of the Company and its Subsidiaries and the risks posed to the Personal Information processed by the Business, the Company and its Subsidiaries. The Company and its Subsidiaries maintain reasonable and sufficient written policies and procedures concerning the (i) protection of Personal Information, (ii) the protection of the systems, technology and networks that process such Personal Information, and (iii) prevention, detection, containment, and correction of security violations respecting its information systems.

(c) Section 3.25(c) of the Disclosure Schedule sets forth all incidents impacting the confidentiality, security, integrity, or availability of the Business’s, the Company’s and its Subsidiaries’ information systems and/or the Personal Information processed by the Business, the Company and its Subsidiaries. Except as set forth in Section 3.25(c) of the Disclosure Schedule, no claims have been asserted or threatened against the Company or any of its Subsidiaries (and to the knowledge of the Company, no such claims are likely to be asserted or threatened) by any Person alleging a violation of such Person’s privacy, personal or confidentiality rights under any applicable Laws.

Article 4
Covenants

Section 4.1. Conduct of Business.

(a) Except for matters set forth on Schedule 4.1(a), matters consented to by the Investor or as required by applicable Law, from the date hereof until the Initial Closing, the Company shall, and shall cause each of its Subsidiaries to, conduct its business in the ordinary course consistent with past practices, and without limiting the generality of the foregoing, without the prior written consent of the Investor, the Company shall not, and shall not permit any of its Subsidiaries to:

(i) sell, lease, transfer or assign any assets or property (tangible or intangible) with a value in excess of $25,000 (or $100,000 in the aggregate), other than sales of inventory in the Ordinary Course of Business;

(ii) accelerate, terminate, cancel or allow to expire any Contract other than in the Ordinary Course of Business, which, if in existence on the date hereof, would be required to be listed on Section 3.13 of the Disclosure Schedule or received notice from any Person regarding the acceleration, termination, modification or cancellation of a Contract required to be listed on Section 3.13 of the Disclosure Schedule;

(iii) issue, create, incur, assume or guarantee any Debt other than any current accounts payable in the Ordinary Course of Business;

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(iv) forgive, cancel, compromise, waive or release any Debt owed to it or any right or claim except for resolving its accounts receivable in the Ordinary Course of Business;

(v) issue, sell or otherwise dispose of any of its equity or other ownership interests, or grant any options, warrants or other rights to acquire (including upon conversion, exchange or exercise) any of its equity or other ownership interests or declare, set aside, make or pay any dividend or distribution with respect to its equity or other ownership interests or redeem, purchase or otherwise acquire any equity or other ownership interest or amend or make any change to any of its Organizational Documents or make any other payment to its members or equityholders (or any Affiliates of such members or equityholders);

(vi) sell, lease, license or otherwise transfer or dispose of, abandon or permit to lapse, fail to take any action necessary to maintain, enforce or protect, or create or incur any Lien (other than Permitted Liens) on, any Intellectual Property owned by or licensed to the Company or any of its Subsidiaries;

(vii) grant any increase in salary, wages or bonus or otherwise increase the compensation or benefits payable or provided to any director, manager, officer, employee, consultant, advisor or agent with, in each case, annual base compensation of at least $100,000;

(viii) engage in any promotional, sales or discount or other activity that has or could reasonably be expected to have the effect of accelerating sales or receivables prior to the Closing that would otherwise be expected to occur subsequent to the Closing;

(ix) make any commitment outside of the Ordinary Course of Business or in excess of $25,000 in the aggregate for capital expenditures to be paid after the Closing or failed to incur capital expenditures in accordance with its capital expense budget;

(x) incur any material liability or obligation;

(xi) make any material change to a material Contract by which the Company or any of its assets is bound;

(xii) institute any material change in the conduct of their business or any material change in its accounting practices or methods, cash management practices or method of purchase, sale, lease, management, marketing, or operation;

(xiii) take or omit to take any action which could be reasonably anticipated to have a Material Adverse Effect;

(xiv) make, change or rescind any material Tax election, change any Tax accounting period or adopt or change any material Tax accounting method, settle or compromise any material Tax liability, obtain any Tax ruling or enter into any closing or similar agreement, surrender any right to claim a material Tax refund, or amend any material Tax Return;

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(xv) collect its accounts receivable or pay any accrued liabilities or accounts payable or prepay any expenses or other items, in each case other than in the Ordinary Course of Business;

(xvi) enter into any transaction with any Affiliate; and

(xvii) agree or commit to any of the foregoing.

The Parties agree as follows with respect to the period following the Closing:

Section 4.2. General. In case at any time after the Closing any further action is reasonably necessary to carry out the purposes of this Agreement, each of the Parties will take such further action (including the execution and delivery of such further instruments and documents) as any other Party reasonably may request, all at the sole cost and expense of the requesting Party (unless the requesting Party is entitled to indemnification therefor under Article 6). In furtherance of the foregoing, the Parties agree that each of the Parties will take such further action (including the execution and delivery of such further instruments and documents) as may be reasonably requested by the Investor in order to duly transfer any assets, properties or rights that are owned by Orgenesis Parent or any of its Subsidiaries that were not transferred to the Company or its Subsidiaries in connection with the Reorganization but that either (a) are necessary to operate the Business or (b) were used in the operation of the Business at any time during the twelve (12) month period prior to the Closing Date.

Section 4.3. Litigation Support. In the event and for so long as any of Investor or the Company or its Subsidiaries is actively contesting or defending against any Proceeding in connection with any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction on or prior to the Closing Date involving the Company or any of its Subsidiaries, the Company will cooperate with it and its counsel in the contest or defense and provide such testimony and access to the Company’s books and records as shall be necessary in connection with the contest or defense (and Orgenesis Parent shall use commercially reasonable efforts to promptly review, respond to and, to the extent Orgenesis Parent is not prohibited by Law, comply with any reasonable requests for information and/or documents in connection therewith), all at the sole cost and expense of the Company (unless Investor is entitled to indemnification therefor under Article 6).

Section 4.4. Transition. Orgenesis Parent shall not take any action that is designed or intended to have the effect of discouraging any lessor, licensor, Customer, supplier, or other business associate of the Company and its Subsidiaries from maintaining the same business relationships with the Company or its Subsidiaries after the Closing as it maintained with the Company and its Subsidiaries prior to the Closing.

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Section 4.5. Confidentiality. Orgenesis Parent agrees not to, directly or indirectly, disclose to any other Person or use any Confidential Information, unless required by applicable Law. If Orgenesis Parent is requested or required pursuant to written or oral question or request for information or documents in any Proceeding, interrogatory, subpoena, civil investigation demand or similar process to disclose any Confidential Information, then Orgenesis Parent will notify Investor and the Company promptly of the request or requirement so that Investor or the Company may seek an appropriate protective order or waive compliance with the provisions of this Section 4.5. If, in the absence of a protective order or the receipt of a waiver hereunder, Orgenesis Parent is, on the advice of counsel, compelled to disclose any Confidential Information to any tribunal or else stand liable for contempt, then Orgenesis Parent may disclose the Confidential Information to the tribunal; provided, however, that Orgenesis Parent shall use reasonable commercial efforts to obtain, at the request of Investor, an order or other assurance that confidential treatment will be accorded to such portion of the Confidential Information required to be disclosed as Investor shall designate. The foregoing provisions shall not apply to any Confidential Information that (i) is generally available to the public immediately prior to the time of disclosure unless such Confidential Information is so available due to the actions of Orgenesis Parent or (ii) that does not relate to the Company or its Subsidiaries, the Business or a Customer. Notwithstanding the foregoing, Orgenesis Parent may file a Current Report on Form 8-K (the “Form 8-K”) that describes the transactions contemplated by this Agreement and the LLC Agreement and files such agreements as exhibits to such Form 8-K.

Section 4.6. Covenant Not to Compete. Nothing in this Agreement shall derogate from, or limit, Orgenesis Parent from conducting any business (other than the Business solely through the Company) as it presently conducts or may conduct in the future (including, without limitation, business related to the developing, selling and commercialization (either alone or jointly with Third Parties) products that are not directly related to the Business); provided, however, that during the Restricted Period, Orgenesis Parent (and its current and future Affiliates other than the Company and its Subsidiaries) will not directly (whether on its, his or her own account, or as an owner, operator, manager, consultant, officer, director, employee, investor, independent contractor, agent, representative or otherwise), anywhere in the Applicable Area, conduct any operations competitive with the Business (the Parties agree that both (i) the provision of process development or manufacturing services on a contract basis for third parties (generally known as CDMO services); and (ii) the development and sale, licensing or provision of cell processing systems, equipment and technologies thereof, for treating patients, would each be competitive with the Business).

Section 4.7. Covenant Not to Solicit. During the Restricted Period, Orgenesis Parent will not, and will cause each of its Affiliates not to, in any manner (whether on its, his or her own account, or as an owner, operator, manager, consultant, officer, director, employee, investor, independent contractor, agent, representative or otherwise), (a) call upon, solicit or provide services to any Customer with the intent of selling or attempting to sell any products or services that are the same as, or competitive with, those offered by the Business, (b) hire or engage, or recruit, solicit or otherwise attempt to employ or engage, or enter into any business relationship with, any Person currently or formerly employed by, or providing consulting services to, the Company or any of its Subsidiaries, or induce or attempt to induce any Person to leave such employment or consulting arrangement, (c) in any way materially interfere with the relationship between the Company or any of its Subsidiaries and any employee, consultant, Customer, sales representative, broker, supplier, licensee or other business relation (or any prospective employee, consultant, customer, sales representative, broker, supplier, licensee or other business relation) of the Company or any of its Subsidiaries (including, without limitation, by making any negative or disparaging statements or communications regarding Investor, the Company, any of its Subsidiaries or any of their operations, officers, directors, managers, employees, Affiliates or investors), or (d) recommend, or provide any reference to a third party for, any employee or contractor of the Company or any of its Subsidiaries; provided, however that Orgenesis Parent may recruit, hire or engage former employees and consultants to the Company and its Subsidiaries after such former employees or consultants have ceased to be employed or otherwise engaged by the Company or any of its Subsidiaries for a period of at least twelve (12) months.

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Section 4.8. Enforcement. If the final judgment of a court of competent jurisdiction declares that any term or provision of Sections 4.5, 4.6 or 4.7 is invalid or unenforceable, then the Parties agree that the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closer to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified after the expiration of the time within which the judgment may be appealed. In the event of litigation involving Sections 4.5, 4.6 or 4.7, the non-prevailing party shall reimburse the prevailing party for all reasonable costs and expenses actually incurred by the prevailing party, including reasonable attorneys’ fees and expenses, incurred in connection with any such litigation, including any appeal therefrom. The existence of any claim or cause of action by Orgenesis Parent against Investor, the Company or any of their respective Affiliates, whether predicated on this Agreement or otherwise, will not constitute a defense to the enforcement by Investor of the provisions of Sections 4.5, 4.6 or 4.7, which Sections will be enforceable notwithstanding the existence of any breach by Investor or the Company. Notwithstanding the foregoing, Orgenesis Parent will not be prohibited from pursuing such claims or causes of action against Investor or the Company.

Section 4.9. Release. Orgenesis Parent, for itself and each of its Affiliates, and its and their heirs, personal representatives, successors and assigns (collectively, the “Releasors”), hereby (a) forever fully and irrevocably releases and discharges Investor, the Company, each of its respective Subsidiaries, and each of their respective predecessors, successors, wholly owned subsidiaries and present equityholders, members, managers, directors, officers, employees, contractors, and agents (collectively, the “Released Parties”) from any and all actions, suits, claims, demands, debts, agreements, obligations, promises, judgments, or liabilities of any kind whatsoever in law or equity and causes of action of every kind and nature, or otherwise (including, claims for damages, costs, expenses, and attorneys’, brokers’ and accountants fees and expenses) related to events, facts, conditions or circumstances existing or arising prior to the Closing Date, which the Releasors can, shall or may have against the Released Parties, whether known or unknown, suspected or unsuspected (collectively, the “Released Claims”), and (b) irrevocably agrees to refrain from directly or indirectly asserting any claim or demand or commencing (or causing to be commenced) any Proceeding against any Released Party based upon any Released Claim. Notwithstanding the preceding sentence of this Section 4.9, “Released Claims” does not include, and the provisions of this Section 4.9 shall not release or otherwise diminish, (x) the obligations of any Party set forth in or arising under any provisions of this Agreement or the Ancillary Agreements or breach thereof (including, without limitation, with respect to any Intellectual Property Rights), or (y) any claims against the Company, or any of its Subsidiaries that relate to Orgenesis Parent as a customer of the Business, or (aa) any claims that Orgenesis Parent may have against the Company or its Subsidiaries based upon fraud or willful or intentional misconduct; provided, however, that Orgenesis Parent shall indemnify the Investor for all Adverse Consequences that may be suffered by the Investor in connection with or as a result of any such claim. Nothing herein shall derogate from, or be deemed to limit, Orgenesis Parent’s ability to bring an action against the Company and/or the Company’s Subsidiaries in the event such action is required under Law as a necessary step for Orgenesis Parent to bring suit against any executive, director, stockholder (but not the Investor) or officer of the Company or its Subsidiaries, provided, however, that Orgenesis Parent shall indemnify Investor, the Company and its Subsidiaries for all Adverse Consequences that may be suffered by Investor, the Company or its Subsidiaries as a result of such action.

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Section 4.10. South Korea Sub. Orgenesis Parent will, (a) at its sole expense, be responsible for any costs and expenses (including, for the avoidance of doubt, the purchase price) associated with acquiring all equity and other ownership interests of the South Korea Sub and (b) for no additional consideration contribute all right, title and interest in and to all such equity and other ownership interests, free and clear of all Liens, to the Company.

Section 4.11. LLC Agreement Terms. Orgenesis Parent shall use its commercially reasonable efforts to ensure that the LLC Agreement Terms are Properly Approved as soon as possible after Initial Closing, but in any event no later than the LLC Agreement Terms Deadline. Orgensis Parent hereby agrees that it shall not approve, enter into, or agree to any arrangement or contractual restriction or obligation at any time that would, or would reasonably be expected to, limit, impair or restrict in any manner any of MM’s rights under this Agreement or under the LLC Agreement.

Section 4.12. Tissue Genesis Earnout. The Company shall be responsible for satisfying in full all outstanding payment obligations set forth in that certain Asset Purchase Agreement, by and between Koligo Therapeutics, Inc. and Tissue Genesis, LLC, dated as of October 14, 2020 (except for any royalties payable to Tissue Genesis, LLC in accordance with Section 3.1.4 thereof).

Section 4.13. Theracell JV. Orgenesis Parent shall (a) at its sole expense, be responsible for any costs and expenses (including, for the avoidance of doubt, the purchase price) associated with acquiring all equity and other ownership interests of Theracell Laboratories d.o.o., (b) for no additional consideration contribute all right, title and interest in and to all such equity and other ownership interests, free and clear of all Liens, to the Company, (c) within thirty (30) days after the Closing Date, assign to Orgenesis Maryland LLC all its rights as lender under that certain Loan Agreement of Orgenesis Parent to Theracell Laboratories dated January 1, 2021 (the “Orgenesis Parent Theracell Loan”), and (d) at its sole expense, be responsible for any payment obligations in respect of the Orgenesis Parent Theracell Loan to the extent not assigned to Orgenesis Maryland LLC, and any amounts payable as of the Initial Closing under that certain Loan Agreement of Theracell Advanced Biotechnology to Theracell Laboratories dated January 1, 2021.

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Section 4.14. Orgenesis Austria. Orgenesis Parent shall use its commercially reasonable efforts to transfer Orgenesis Austria to Orgenesis Parent or one of its Subsidiaries within ninety (90) days of the date of this Agreement; provided that the Company and/or the Investor shall not be responsible for, and Orgenesis Parent shall hold them harmless against, any liabilities or obligations of Orgenesis Austria (including, for the avoidance of doubt, any liabilities or obligations in connection with the transfer of Orgenesis Austria to Orgenesis Parent).

Section 4.15. Intercompany Loan Agreements. Orgenesis Parent shall amend (i) that certain Loan Agreement between Orgenesis Parent and the South Korea Sub dated January 1, 2021, (ii) that certain Loan Agreement between Orgenesis Parent and Israel Sub, and (ii) that certain Loan Agreement between Orgenesis Parent and Orgenesis Germany GmbH dated January 1, 2021, in a manner reasonably acceptable to the Investor within thirty (30) days after the Closing Date.

Article 5
Conditions to the Initial Closing; Termination

Section 5.1. Conditions of Orgenesis Parent. The obligations of Orgenesis Parent to consummate the Initial Investment are subject to the fulfillment, on or before the Initial Closing, of each of the following conditions, unless otherwise waived:

(a) Investor shall have delivered to Orgenesis Parent a counterpart signature page to the LLC Agreement signed by Investor.

(b) The representations and warranties of the Investor contained in Section 2.2 shall be true and correct in all respects as of such Closing, other than such failures to be true and correct as would not, individually or in the aggregate, prevent or materially delay the consummation of the Transaction.

(c) The Investor shall have performed and complied in all material respects with all covenants, agreements, obligations and conditions contained in this Agreement that are required to be performed or complied with by them on or before the Initial Closing.

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(d) No Order issued by any court of competent jurisdiction or other legal restraint or prohibition shall be in effect prohibiting the consummation of the Initial Closing.

Section 5.2. Conditions to Investor’s Obligations at Closing. The obligations Investor to consummate the Initial Investment is subject to the fulfillment or waiver of each of the following conditions:

(a) (i) The representations and warranties of Orgenesis Parent contained in Sections 2.1(a), 2.1(b) and 2.1(d) and of the Company contained in Sections 3.1, 3.2, 3.3 and 3.4 shall be true and correct as of the Initial Closing and (ii) the representations and warranties of Orgenesis Parent contained in the remainder of Section 2.1 and of the Company contained in the remainder of Article III shall be true and correct as of the Initial Closing (without giving effect to any “material adverse effect” or “material” qualifiers and exceptions therein), other than, in the case of this clause (ii), for such failures to be true and correct that would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect.

(b) Orgenesis Parent and the Company shall have performed and complied in all material respects with all covenants, agreements, obligations and conditions contained in this Agreement that are required to be performed or complied with by Orgenesis Parent or the Company, as applicable, on or before the Initial Closing.

(c) No Order issued by any court of competent jurisdiction or other legal restraint or prohibition shall be in effect prohibiting the consummation of the Initial Closing.

(d) No Material Adverse Effect shall have occurred.

(e) Orgenesis Parent shall have delivered to Investor:

(i) a certificate, executed by an executive officer or each of Orgenesis Parent and the Company, certifying that the conditions specified in clauses 5.2(a) and 5.2(b) above have been fulfilled.

(ii) all Consents and Permits of Governmental Bodies and other Persons necessary for the consummation of the Transactions, including those Consents and Permits set forth on Schedule 5.2(e)(ii);

(iii) a certificate of the Secretary of the Company, on behalf of the Company and each of its Subsidiaries, dated as of the Closing Date, attaching and certifying (x) the Organizational Documents of the Company and each of its Subsidiaries, (y) the resolutions of the Company authorizing and approving the entry into and consummation of the Transactions, and (z) the incumbency and signatures of the Persons signing this Agreement and the Ancillary Agreements to which the Company or any of its Subsidiaries is a party;

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(iv) a certificate of the Secretary of Orgenesis Parent, dated as of the Closing Date, attaching and certifying (x) the Organizational Documents of Orgenesis Parent, (y) the resolutions of Orgenesis Parent authorizing and approving the entry into and consummation of the Transactions, and (z) the incumbency and signatures of the Persons signing this Agreement and the Ancillary Agreements to which Orgenesis Parent is a party;

(v) good standing certificates for the Company from the Secretary of State of the State of Delaware and each jurisdiction in which the Company is qualified to do business other than those good standing certificates delivered in connection with the Loan Agreement;

(vi) a counterpart signature page to the LLC Agreement signed by Orgenesis Parent;

(vii) all documentation necessary to terminate each related party contract set forth on Schedule 5.2(e)(vii);

(viii) on behalf of the Company, a duly executed certificate, dated not more than thirty (30) days prior to the Closing Date, satisfying the requirements of Treasury Regulations Section 1.1445-11T(d)(2)(i); and

(ix) all other instruments and documents required by this Agreement to be delivered by the Company, its Subsidiaries, or Orgenesis Parent to Investor, and such other instruments and documents which Investor or its counsel may reasonably request to effectuate the Transactions.

(f) Orgenesis Parent, the Company and the Investor shall have finalized and agreed to Schedule I (Services) to the Services Agreement, in a form acceptable to the Investor and the Company.

Section 5.3. Termination. This Agreement may be terminated at any time prior to the Initial Closing:

(a) by mutual written agreement of Orgenesis Parent and the Investor;

(b) by either Orgenesis Parent or the Investor if consummation of the Initial Investment would violate any order, decree or judgment of any Governmental Body;

(c) by the Investor (but only so long as the Investor not in material breach of any of its obligations under this Agreement) if there has been a material breach of any representation, warranty, covenant or agreement of Orgenesis Parent or the Company, such that one or more of the conditions to the Initial Closing set forth in Section 5.2 could not be fulfilled and such breach is not cured within 30 days following the Investor providing written notice of such breach to Orgenesis Parent; or

(d) by Orgenesis Parent (but only so long as Orgenesis Parent is not in material breach of any of its obligations under this Agreement) if there has been a material breach of any representation, warranty, covenant or agreement of the Investor such that one or more of the conditions to the Initial Closing set forth in Section 5.1 could not be fulfilled and such breach is not cured within 30 days following Orgenesis Parent providing written notice of such breach to the Investors.

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Section 5.4. Effects of Termination. In the event of any termination of this Agreement as provided in Section 5.3 hereof, this Agreement (other than this Section 5.4), which shall remain in full force and effect) shall forthwith become wholly void and of no further force and effect.

Article 6
Remedies for Breaches of This Agreement

Section 6.1. Indemnification by Orgenesis Parent.

(a) Subject to the terms and conditions of this Article 6, Orgenesis Parent will indemnify, defend and hold harmless Investor and the Company (the “Investor Indemnitees”) from and against the entirety of any Adverse Consequences that any Investor Indemnitee may suffer or incur (including any Adverse Consequences they may suffer or incur after the end of any applicable survival period, provided that an indemnification claim with respect to such Adverse Consequence is made pursuant to this Article 6 prior to the end of any applicable survival period) resulting from, arising out of, relating to, or caused by (i) any breach of any representation or warranty made by Orgenesis Parent, the Company or any of its Subsidiaries in Section 2.1 or Article 3 or in any Ancillary Agreement, (ii) any breach of any covenant or agreement of Orgenesis Parent (or of the Company at or prior to Closing) in this Agreement or in any Ancillary Agreement, (iii) any liabilities related to Orgenesis Austria or in connection with the transfer of Orgenesis Austria to Orgenesis Parent or (iv) the issued and outstanding equity interests of the South Korea Sub that are not owned by the Company as of the date hereof, including any claim relating thereto. The Investor shall not be entitled to indemnification for breaches of a representation and warranty pursuant to this Article 6 with respect to matters or items that are properly disclosed as exceptions to such representation and warranty in the applicable section(s) of the Disclosure Schedule and in accordance with Section 9.15.

(b) Orgenesis Parent agrees that it shall pay and otherwise fully satisfy and discharge all Designated Pre-Closing Liabilities, and shall indemnify, defend and hold all Investor Indemnitees harmless from and against, and shall reimburse all Investor Indemnitees for, the entirety of any Adverse Consequences that any Investor Indemnitee may suffer or incur in connection with any Designated Pre-Closing Liabilities.

Section 6.2. Indemnification by Investor. Subject to the terms and conditions of this Article 6, Investor will indemnify, defend and hold harmless Orgenesis Parent and its successors and assigns (the “Orgenesis Indemnitees”) from and against the entirety of any Adverse Consequences they may suffer or incur resulting from, arising out of, relating to, or caused by (a) any breach of any representation or warranty made by Investor in Section 2.2 or in any Ancillary Agreement or (b) any breach of any material covenant or agreement of Investor in this Agreement.

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Section 6.3. Survival and Time Limitations. All representations, warranties, covenants and agreements of the Parties in this Agreement or any other certificate or document delivered pursuant to this Agreement will survive the Closing indefinitely subject to the following two sentences. Notwithstanding the foregoing, Orgenesis Parent will have no liability with respect to any claim under Section 6.1(a)(i) unless Investor notifies Orgenesis Parent of such a claim on or before the date that is twenty-four (24) months after the Closing Date (the “General Survival Date”); provided, however, that (a) any claim relating to any representation made in Section 3.9 (Legal Compliance) may be made at any time until the date that is three (3) years after the Closing Date, (b) any claim relating to any representation made in Section 3.6 (Assets) and Section 3.12 (Intellectual Property) may be made at any time until the date that is seven (7) years after the Closing Date and (c) any claim relating to any representation made in Section 2.1(a) (Authorization of Transaction), 2.1(c) (Brokers’ Fee), 2.1(d) (Company Securities), 2.1(f) (Reorganization), 2.1(g) (Subsidiaries), 3.1 (Organization, Qualification, and Power), 3.2 (Authorization of Transaction), 3.3 (Capitalization and Subsidiaries), 3.5 (Brokers’ Fees), 3.10 (Tax Matters) and Section 3.18 (Debt) may be made at any time without limitation (collectively, the representations and warranties described in clauses (a), (b) and (c) are referred to as the “Excluded Representations”) and (d) any claim relating to any representation made in Section 3.9 (Legal Compliance) and any claim related to intentional or fraudulent breaches of the representations and warranties may be made at any time without limitation. Investor will have no liability with respect to any claim for any breach or inaccuracy of any representation or warranty in this Agreement unless Orgenesis Parent notifies Investor of such a claim on or before the General Survival Date. Notwithstanding anything to the contrary contained herein, if Investor or Orgenesis Parent, as applicable, provides notice of a claim in accordance with the terms of this Agreement within the applicable time period set forth above, then liability for such claim will continue until such claim is fully resolved.

Section 6.4. Limitations on Indemnification by Orgenesis Parent.

(a) With respect to the matters described in Section 6.1(a)(i), Orgenesis Parent will have no liability until Investor Indemnitees have suffered aggregate Adverse Consequences by reason of all such breaches in excess of $500,000 (the “Threshold”), after which point Orgenesis Parent will be obligated to indemnify Investor Indemnitees from and against all Adverse Consequences from dollar one; provided, that the foregoing limitations shall not apply in respect of any Adverse Consequences relating to (i) breaches of the Excluded Representations or (ii) any intentional or fraudulent breach of a representation or warranty.

(b) With respect to the matters described in Section 6.1(a)(i), the aggregate maximum liability of Orgenesis Parent shall be the aggregate amount invested in the Company by Investor in accordance with this Agreement (the “Cap”); provided, that the foregoing limitations shall not apply in respect of any Adverse Consequences relating to any intentional or fraudulent breach of representation or warranty.

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(c) Investor agrees that it shall not be entitled to indemnification or have any recourse against Orgenesis Parent or the Company, solely for the Company’s failure to meet the conditions required for payment of the First Future Investment and/or Second Future Investment as set forth in Sections 1.4(a) and 1.4(b) and that Investor’s sole remedy and recourse for such failure is that the First Future Investment and/or the Second Future Investment, as applicable, shall not be earned and shall not be payable.

Section 6.5. Limitations on Indemnification by Investor.

(a) With respect to the matters described in Section 6.2(a), Investor will have no liability until Orgenesis Indemnitees have suffered Adverse Consequences by reason of all such breaches in excess of the Threshold, after which point Investor will be obligated to indemnify Orgenesis Indemnitees from and against all Adverse Consequences from dollar one; provided, that the foregoing limitations shall not apply in respect of any Adverse Consequences relating to (i) breaches of any representation made in Sections 2.2(a) (Organization of Investor), 2.2(b) (Authorization of Transaction), and 2.2(d) (Brokers’ Fees) or (ii) any intentional or fraudulent breach of a representation or warranty.

(b) With respect to the matters described in Section 6.2(a), the aggregate maximum liability of Investor shall be the Cap.

Section 6.6. Third-Party Claims.

(a) If a third party initiates a claim, demand, dispute, lawsuit or arbitration (a “Third-Party Claim”) against any Person (the “Indemnified Party”) with respect to any matter that the Indemnified Party might make a claim for indemnification against any Party (the “Indemnifying Party”) under this Article 6, then the Indemnified Party must promptly notify the Indemnifying Party in writing of the existence of such Third-Party Claim and must deliver copies of any documents served on the Indemnified Party with respect to the Third-Party Claim; provided, however, that any failure on the part of an Indemnified Party to so notify an Indemnifying Party shall not limit any of the obligations of the Indemnifying Party under this Article 6 (except to the extent such failure materially prejudices the defense of such proceeding).

(b) Upon receipt of the notice described in Section 6.6(a), the Indemnifying Party will have the right to defend the Indemnified Party against the Third-Party Claim with counsel reasonably satisfactory to the Indemnified Party, provided, that (i) the Indemnifying Party notifies the Indemnified Party in writing within fifteen (15) days after the Indemnified Party has given notice of the Third-Party Claim that the Indemnifying Party will indemnify the Indemnified Party from and against the entirety of any Adverse Consequences the Indemnified Party may suffer resulting from, arising out of, relating to, or caused by the Third-Party Claim, (ii) the Indemnifying Party provides the Indemnified Party with evidence reasonably acceptable to the Indemnified Party that the Indemnifying Party will have the financial resources to defend against the Third-Party Claim and fulfill its indemnification obligations hereunder, (iii) the Third-Party Claim involves only money damages and does not seek an injunction or other equitable relief, (iv) the Third-Party Claim does not involve any customer of the Company or any of its Subsidiaries, (v) settlement of, or an adverse judgment with respect to, the Third-Party Claim is not, in the good faith judgment of the Indemnified Party, likely to establish a precedential custom or practice adverse to the continuing business interests or the reputation of the Indemnified Party, and (vi) the Indemnifying Party conducts the defense of the Third-Party Claim actively and diligently. The Indemnifying Party will keep the Indemnified Party apprised of all material developments, including settlement offers, with respect to the Third-Party Claim and permit the Indemnified Party to participate in the defense of the Third-Party Claim. So long as the Indemnifying Party is conducting the defense of the Third-Party Claim in accordance with this Section 6.6(b), the Indemnifying Party will not be responsible for any attorneys’ fees or other expenses incurred by the Indemnified Party regarding the defense of the Third-Party Claim.

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(c) In the event that any of the conditions under Section 6.6(b) is or becomes unsatisfied, however, (i) the Indemnified Party may defend against, and consent to the entry of any judgment on, or enter into any settlement with respect to, the Third-Party Claim in any manner it may reasonably deem appropriate, (ii) the Indemnifying Parties will reimburse the Indemnified Party promptly and periodically for the costs of defending against the Third-Party Claim (including reasonable attorneys’ fees and expenses), and (iii) the Indemnifying Parties will remain responsible for any Adverse Consequences the Indemnified Party may suffer resulting from, arising out of, relating to, or caused by the Third-Party Claim to the fullest extent provided in this Article 6.

(d) Except in circumstances described in Section 6.6(c), neither the Indemnified Party nor the Indemnifying Party will consent to the entry of any judgment or enter into any settlement with respect to the Third-Party Claim without the prior written consent of the other party, which consent will not be unreasonably withheld or delayed.

Section 6.7. Other Indemnification Matters. For purposes of determining the amount of Adverse Consequences resulting from any misrepresentation or breach of a representation or warranty (but for the avoidance of doubt, not for purposes of determining whether there has been any misrepresentation or breach of a representation or warranty), all qualifications or exceptions in any representation or warranty relating to or referring to the terms “material”, “materiality”, “in all material respects”, “Material Adverse Effect” or any similar term or phrase shall be disregarded, it being the understanding of the Parties that for such purposes, the representations and warranties of the Parties contained in this Agreement shall be read as if such terms and phrases were not included in them. Orgenesis Parent agrees that Orgenesis Parent and its Affiliates have no claims or rights to contribution or indemnity from the Company or any of its Subsidiaries with respect to any amounts paid by Orgenesis Parent pursuant to this Article 6. The right to indemnification, payment of any losses or other remedy based on such representations and warranties (as modified by the applicable sections of the Disclosure Schedule), covenants, and obligations will not be affected by any investigation conducted with respect to, or any knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement, with respect to the accuracy or inaccuracy of or compliance with, any such representation or warranty (as modified by the applicable sections of the Disclosure Schedule), covenant, or obligation. Orgenesis Parent hereby acknowledges that, regardless of any investigation made (or not made) by or on behalf of Investor, and regardless of the results of any such investigation, Investor has entered into this transaction in express reliance upon such representations and warranties (as modified by the applicable sections of the Disclosure Schedule) covenants and obligations.

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Article 7
Tax Matters

Section 7.1. Tax Indemnification. In addition to (but without duplication of) the indemnification provisions of Article 6, Orgenesis Parent shall be liable for, and shall indemnify and hold Investor Indemnitees harmless from and against any Adverse Consequences that any Investor Indemnitee suffers or incurs resulting from, arising out of, relating to, or caused by (a) all Taxes of Orgenesis Parent, (b) all Taxes imposed on, incurred by or relating to the Company and its Subsidiaries with respect to any Pre-Closing Tax Periods, (c) all Taxes imposed on or incurred by Orgenesis Parent, the Company or any of their Subsidiaries with respect to the Reorganization, (d) all Taxes of any Person imposed on any of the Company or any of its Subsidiaries as a transferee or successor or by contract, which Taxes relate to an event or transaction occurring before the Closing, (e); (f) all Taxes of any member of an affiliated, consolidated, combined, or unitary group of which the Company or its Subsidiaries (or any predecessor) is or was a member on or prior to the Closing Date, including pursuant to Treasury Regulation Section 1.1502 -6 or any analogous or similar state, local, or foreign Law and (g) all Taxes borne by Orgenesis Parent pursuant to Section 7.4.

Section 7.2. Straddle Periods. For purposes of this Article, in the case of any Taxes that are imposed on a periodic basis and are payable for a Tax period that includes (but does not end on) the Closing Date, the portion of such Tax that relates to the Pre-Closing Tax Period will (a) in the case of any Taxes other than Taxes based upon or related to income or receipts, be deemed to equal the amount of such Tax for the entire Tax period multiplied by a fraction the numerator of which is the number of days in the Tax period ending on the Closing Date and the denominator of which is the number of days in the entire Tax period, and (b) in the case of any Tax based upon or related to payroll, income or receipts, be deemed to equal the amount that would be payable if the relevant Tax period ended on the Closing Date.

Section 7.3. Cooperation on Tax Matters. Investor and Orgenesis Parent will cooperate, as and to the extent reasonably requested by the other Party, in connection with the filing and preparation of Tax Returns pursuant to this Article and any Proceeding related thereto. Such cooperation will include the retention and (upon the other Party’s request) the provision of records and information that are reasonably relevant to any such Proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Investor and Orgenesis Parent will retain all books and records with respect to Tax matters pertinent to the Company and its Subsidiaries relating to any Tax period beginning before the Closing Date until thirty (30) days after the expiration of the statute or period of limitations of the respective Tax periods.

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Section 7.4. Certain Taxes. All transfer (including real estate transfer), documentary, sales, use, stamp, filing, recording, registration and other such Taxes and fees (including any penalties and interest) (“Transfer Taxes”) incurred in connection with this Agreement or the Transactions will be paid by Orgenesis Parent when due, and Orgenesis Parent will, at its own expense, file all necessary Tax Returns and other documentation with respect to all such Transfer Taxes, and, if required by applicable Law, the Company and Investor will join in the execution of any such Tax Returns and other documentation.

Section 7.5. Tax Election. Notwithstanding anything herein to the contrary, at the request of the Investor, the Company and each Subsidiary treated as a partnership for U.S. federal income Tax purposes during any taxable period ending on or prior to the Closing Date shall make the election under Section 6226(a) of the Code (and any similar provision of state or local Law) to “push out” any adjustment with respect to such period to its partners or former partners, and the parties hereto shall take any other action such as filings, disclosures and notifications necessary to effectuate such election.

Section 7.6. Tax Treatment. The Parties will, and will cause its Affiliates to, prepare and file all applicable Tax Returns required to be filed by Investor or its Affiliates with any Governmental Body in any manner consistent with the Tax Treatment and to take no position inconsistent with the Tax Treatment in any applicable Tax Return or in any proceeding before any Governmental Body, unless otherwise required by applicable Law.

Article 8
Definitions

“Accountants” has the meaning set forth in Section 1.5.

“Adverse Consequences” means all actions, suits, Proceedings, charges, complaints, claims, Orders, dues, penalties, fines, costs, amounts paid in settlement, liabilities, obligations, Taxes, Liens, losses, damages, deficiencies, costs of investigation, court costs, and other expenses (including interest, penalties and reasonable attorneys’ fees and expenses, whether in connection with Third-Party Claims or claims among the Parties related to the enforcement of the provisions of this Agreement.

“Affiliate” means, with respect to the Person to which it refers, (a) a Person that directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with, such Person, (b) any officer, director, manager or equityholder of such Person, (c) any parent, sibling, descendant or spouse of such Person or of any of the Persons referred to in clauses (a) and (b), and (d) any corporation, limited liability company, general or limited partnership, trust, association or other business or investment entity that directly or indirectly, through one or more intermediaries controls, is controlled by or is under common control with any of the foregoing individuals. For purposes of this definition, the term “control” of a Person shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies, whether through the ownership of voting securities, by Contract or otherwise.

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“Agreement” has the meaning set forth in the preface.

“Ancillary Agreements” means the LLC Agreement, the Services Agreement, and all of the other agreements, documents and instruments executed and delivered pursuant to this Agreement.

“Applicable Area” means (a) anywhere in the world, but if such area is determined by judicial action to be too broad, then it means (b) Europe, North America and Asia, but if such area is determined by judicial action to be too broad, then it means (c) any country in which Orgenesis Parent, the Company or their Subsidiaries are engaged in (or are contemplating engaging in) Business prior to the Closing Date, but if such area is determined by judicial action to be too broad, then it means (d) any state or locality within any country in which Orgenesis Parent, the Company or their Subsidiaries engaged in (or are contemplating engaging in) Business prior to the Closing Date.

“AR Adjustment” has the meaning set forth in Section 1.10(a).

“AR Adjustment Objections Statement” has the meaning set forth in Section 1.10(b).

“AR Adjustment Report” has the meaning set forth in Section 1.10(b).

“Business” means (i) providing at the point of care to third-party customers cell or gene therapy development, processing or manufacturing services or related products for treating patients, (ii) the Company’s point-of-care system, POCare Centers, point-of-care products, point-of-care processing, and point-of-care development services for the development, manufacturing or processing of therapeutics, processes, systems and technologies to treat patients in a point-of-care clinical, hospital or institutional setting, and any future point-of-care services substantially related to the foregoing, through using OMPULs, and (iii) the development and sale, licensing or provision of point of care cell processing systems, equipment and technologies for treating patients.

“Business Day” means any day that is not a Saturday, Sunday or any other day on which banks are required or authorized by Law to be closed in New York, New York.

“Cap” has the meaning set forth in Section 6.4(b).

“Cash Payment” has the meaning set forth in Section 1.2.

“Change of Control Transaction” has the meaning set forth in Section 9.18.

“Class A Preferred Units” has the meaning set forth in Section 1.1.

“Closing” has the meaning set forth in Section 1.8.

“Closing Date” has the meaning set forth in Section 1.8.

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“Code” means the Internal Revenue Code of 1986, as amended, and any applicable rules and regulations thereunder, and any successor to such statute, rules or regulations.

“Company” has the meaning set forth in the preface.

“Company Common Units” has the meaning set forth in Section 1.10(a).

“Company Employee” means an employee of the Company or any of its Subsidiaries as of the date hereof.

“Company Insurance Agreements” has the meaning set forth in Section 3.14.

“Company Securities” has the meaning set forth in Section 3.3(a).

“Confidential Information” means any information concerning the Company or the Business and the business and affairs of the Company and its Subsidiaries not already generally available to the public.

“Consent” means, with respect to any Person, any consent, approval, authorization, permission or waiver of, or registration, declaration or other action or filing with or exemption by such Person.

“Contract” means any oral or written contract, obligation, understanding, commitment, lease, license, purchase order, bid or other agreement.

“Copyrights” has the meaning set forth in the definition of Intellectual Property.

“Customer” means any Person who (a) purchased or licensed services of the Business from the Company or any of its Subsidiaries (or their predecessors) during the three (3) years prior to the Closing Date, (b) was called upon or solicited by the Company or any of its Subsidiaries (or their predecessors) during such three (3) year period if such solicitation relates to the Business, or (c) was a distributor, sales representative, agent or broker for the Company or any of its Subsidiaries during such three (3) year period with respect to the Business. Notwithstanding the foregoing, the term “Customer” shall not include (i) any Third Party or (ii) any Person purchasing or licensing products from or providing or receiving services from/to the Company that do not relate to the Business.

“Debt” means any (a) obligations relating to indebtedness for borrowed money, (b) obligations evidenced by bonds, notes, debentures or similar instruments, (c) obligations in respect of capitalized leases (calculated in accordance with GAAP), (d) the principal or face amount of banker’s acceptances, surety bonds, performance bonds or letters of credit (in each case whether or not drawn), (e) obligations for the deferred purchase price of property or services, including, without limitation, the maximum potential amount payable with respect to earnouts, purchase price adjustments or other payments related to acquisitions, (f) obligations under any existing interest rate, commodity or other swap, hedge or financial derivative agreement entered into by the Company or its Subsidiaries prior to Closing, (g) Off-Balance Sheet Financing of the Company or its Subsidiaries in existence immediately prior to the Closing, (h) other long term or non-ordinary course liabilities, (i) asset retirement obligations or provisions for reinstatement, (j) obligations related to any deferred compensation or other unfunded or underfunded retirement or pension plan, fund, program, or other benefits of the Company or its Subsidiaries (including any amounts the Company or any of its Subsidiaries are required to pay in connection with defined contribution schemes (including any minimum returns related thereto)), (k) all accounts payable of the Company and its Subsidiaries that have been outstanding for more than 120 days, (l) deferred revenue, (m) outstanding amount of the South Korea Loan (subject to Section 1.11), (n) indebtedness or obligations of the types referred to in the preceding clauses (a) through (m) of any other Person secured by any Lien on any assets of the Company or any of its Subsidiaries, even though the Company and its Subsidiaries have not assumed or otherwise become liable for the payment thereof, and (o) obligations in the nature of guarantees of obligations of the type described in clauses (a) through (m) above of any other Person, in each case together with all accrued interest thereon and any applicable prepayment, redemption, breakage, make-whole or other premiums, fees or penalties.

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“Debt Adjustments” means all Debt of the Company and its Subsidiaries as of Closing as set forth on Exhibit B.

“Designated Courts” has the meaning set forth in Section 9.17.

“Designated Intellectual Property” has the meaning set forth in Section 3.12(c).

“Designated Pre-Closing Liabilities” means any liability or obligation of the Company and its Subsidiaries arising out of the operation of the business of the Company and its Subsidiaries prior to the Closing Date (excluding, for the avoidance of doubt, any items included within the definition of Debt Adjustments, any intercompany indebtedness with Orgenesis Parent to the extent reflected on the Financial Statements and amounts payable on a current basis that were incurred by the Company or any of its Subsidiaries in the Ordinary Course of Business).

“Disclosure Schedule” means the disclosure schedule delivered by Orgenesis Parent and the Company to Investor on the date hereof.

“Earnout Objections Statement” has the meaning set forth in Section 1.6(b).

“Earnout Payment” has the meaning set forth in Section 1.6(a).

“Earnout Report” has the meaning set forth in Section 1.6(b).

“EBITDA” means, for the relevant time period, the net income of the Company and its Subsidiaries on a consolidated basis, prior to the provision for interest expense (net of interest income) for such period, income Taxes for such period, and depreciation and amortization for such period, with each such line item calculated in accordance with GAAP. Notwithstanding anything in this Agreement to the contrary, (i) if the Company or any of its Subsidiaries engages in an acquisition, joint venture, disposition or similar transaction prior to the end of the relevant time period, then EBITDA will be calculated without giving effect to such acquisition, joint venture, disposition or similar transaction (or the business acquired thereby), (ii) the calculation of EBITDA shall exclude any amounts received by the Company or any of its Subsidiaries from any Governmental Body pursuant to a grant or any other similar award or reimbursement and (iii) the calculation of EBITDA shall (A) exclude the impact of any Net Revenue that is not collected in cash within one hundred sixty (160) days after the relevant time period (to the extent not otherwise reserved), and shall (B) without duplication of the prior clause (A), include the impact of any bad debt expense or revenue write-off recorded in a subsequent period associated with the Net Revenue of the relevant time period. For the avoidance of doubt, any research and development expenses related to the development and sale, licensing or provision of cell processing systems, equipment and technologies (but only such expenses which are consistent with the “Technologies” financial statements provided to Investor), shall not be included in the calculation of EBITDA.

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“Employee Benefit Plan” means any (a) pension plan or deferred compensation or retirement plan, fund, program, or arrangement, (b) equity-based plan, program, or arrangement (including any stock or equity interest option, stock or equity interest purchase, stock or equity interest ownership, stock or equity interest appreciation, phantom stock or equity interest, or restricted stock or equity interest plan) or (c) other retirement, severance, bonus, profit-sharing, incentive, health, dental, medical, surgical, hospital, indemnity, welfare, sickness, accident, disability, death, apprenticeship, training, day care, scholarship, tuition reimbursement, education, adoption assistance, prepaid legal services, termination, unemployment, vacation or other paid time off, change in control, or other similar plan, fund, program, or arrangement, whether written or unwritten, that is sponsored, maintained, or contributed to, or required to be maintained or contributed to, by the Company or any of its Subsidiaries or any other Person for the benefit of any present or former officers, employees, agents, directors, consultants, or independent contractors of the Company or any of its Subsidiaries.

“Environmental, Health, and Safety Requirements” means all Laws and Orders concerning public health and safety, worker and occupational health and safety, natural resources and pollution or protection of the environment, including all those relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, threatened release, control, or cleanup of any Hazardous Substances, materials, or wastes, chemical substances, or mixtures, pesticides, pollutants, contaminants, toxic chemicals, petroleum products or byproducts, fuel oil products and byproducts, mold, asbestos, polychlorinated biphenyls, noise, or radiation.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended and the rules and regulations promulgated thereunder.

“ERISA Affiliate” of any Person means any other Person which, together with such first Person, would be treated as a single employer under Section 414 of the Code.

“Excluded Representations” has the meaning set forth in Section 6.3.

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“Financial Statements” has the meaning set forth in Section 3.7(a).

“First Future Investment” has the meaning set forth in Section 1.4(a).

“First Measurement Period” has the meaning set forth in Section 1.4(a).

“First Milestone” has the meaning set forth in Section 1.4(a).

“Future Investment Objections Statement” has the meaning specified in Section 1.5.

“Future Investment Report” has the meaning specified in Section 1.5.

“Future Investments” means the First Future Investment and the Second Future Investment, collectively.

“GAAP” means generally accepted accounting principles in the United States as set forth in pronouncements of the Financial Accounting Standards Board (and its predecessors) and the American Institute of Certified Public Accountants.

“General Survival Date” has the meaning set forth in Section 6.3.

“Governmental Body” means any foreign or domestic federal, state or local government or quasi-governmental authority or any department, agency, subdivision, court or other tribunal of any of the foregoing.

“Gross Profit” means, for the relevant time period, the gross profit of the Company and its Subsidiaries, calculated consistent with past practice and the Financial Statements and consistent with the financial projections provided to Investor on September 22, 2022. Notwithstanding anything in this Agreement to the contrary, (i) if the Company or any of its Subsidiaries engages in an acquisition, joint venture, disposition or similar transaction prior to the end of the relevant time period, then Gross Profit will be calculated without giving effect to such acquisition, joint venture, disposition or similar transaction (or the business acquired thereby), (ii) the calculation of Gross Profit shall exclude any amounts received by the Company or any of its Subsidiaries from any Governmental Body pursuant to a grant or any other similar award or reimbursement and (iii) the calculation of Gross Profit shall (A) exclude the impact of any Net Revenue that is not collected in cash within one hundred sixty (160) days after the relevant time period (to the extent not otherwise reserved), and shall (B) without duplication of the prior clause (A), include the impact of any bad debt expense or revenue write-off recorded in a subsequent period associated with the Net Revenue of the relevant time period. For the avoidance of doubt, any research and development expenses related to the development and sale, licensing or provision of cell processing systems, equipment and technologies (but only such expenses which are consistent with the “Technologies” financial statements provided to Investor), shall not be included in the calculation of Gross Profit.

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“Hazardous Substances” means (a) petroleum or petroleum products, flammable materials, explosives, radioactive materials, radon gas, lead-based paint, asbestos in any form, urea formaldehyde foam insulation, polychlorinated biphenyls (PCBs), transformers or other equipment that contain dielectric fluid containing PCBs and toxic mold or fungus of any kind or species, (b) any chemicals or other materials or substances which are defined as or included in the definition of “hazardous substances,” “hazardous wastes,” “hazardous materials,” “toxic substances,” “toxic pollutants,” “contaminants,” “pollutants,” or words of similar import under any applicable Environmental, Health, and Safety Requirements, and (c) any other chemical, material or substance exposure to which is prohibited, limited or regulated under any applicable Environmental, Health, and Safety Requirements.

“Improvements” means all buildings, structures, fixtures, building systems and equipment, and all components thereof (including the roof, foundation and structural elements), included in the Leased Real Property.

“Indemnified Party” has the meaning set forth in Section 6.6(a).

“Indemnifying Party” has the meaning set forth in Section 6.6(a).

“Initial Closing” has the meaning set forth in Section 1.8.

“Initial Closing Date” has the meaning set forth in Section 1.8.

“Initial Investment” has the meaning set forth in Section 1.2.

“Intellectual Property” means any and all intellectual property rights or similar proprietary rights, whether registered or unregistered, including all of the following in any jurisdiction throughout the world: (a) inventions (whether patentable or unpatentable and whether or not reduced to practice) and improvements thereto, national and multinational statutory invention registrations, patents and patent applications of any type issued or applied for in any jurisdiction, together with all provisionals, nonprovisionals, reissuances, continuations, continuations-in-part, divisions, extensions, supplementary protection certificates, reexaminations and the equivalents of any of the foregoing in any jurisdiction, (“Patents”) (b) all trademarks, service marks, trade dress, logos, slogans, trade names (including social media user names), corporate and business names and other indications of origin, whether or not registered, in any jurisdiction, brand names, Internet domain names, certification marks, and rights in telephone numbers, together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith (“Trademarks”) (c) all copyrightable works, all copyrights (whether or not registered), all applications, registrations, and renewals in connection therewith in any jurisdiction, including all derivative works, moral rights, extensions, reversions or restorations associated with such copyrights, regardless of the medium of fixation or means of expression (“Copyrights”) (d) all mask works and all applications, registrations, and renewals in connection therewith, (e) all trade secrets and confidential business information (including ideas, research and development, know-how, formulas, compositions, processes, methods, knowledge, experience, skills, techniques, schematics, technical data and information, data rights, designs, drawings, blue prints, utility models, specifications, technology, inventions, discoveries, ideas and improvements, including manufacturing information and processes, standard operating procedures, flow diagrams, regulatory and clinical data, research records and similar information, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals), (f) all Software, (g) all material advertising and promotional materials, (h) all other proprietary rights, (i) all copies and tangible embodiments thereof (in whatever form or medium) and (j) all rights to assert, claim or sue and collect damages for the past, present or future infringement, misappropriation or other violation of any of the foregoing. Intellectual Property of the Company and its Subsidiaries includes any such Intellectual Property in the relevant schedules of the Disclosure Schedule.

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“Intellectual Property Agreements” means any Contract (i) pursuant to which the Company or any of its Subsidiaries uses or obtains any rights with respect to any Intellectual Property which is not owned by the Company or one of its Subsidiaries or (ii) pursuant to which the Company or any of its Subsidiaries grants any other Person any rights with respect to any Intellectual Property owned by or licensed to the Company or any of its Subsidiaries.

“Intercompany Loan Adjustment” has the meaning set forth in Section 1.11.

“Investor” has the meaning set forth in the preface.

“Investor Expenses” means any and all legal, accounting, tax, financial advisory and other professional or transaction related costs, fees and expenses incurred by Investor or their Affiliates in connection with this Agreement or in investigating, pursuing or completing the Transactions (including any amounts owed to any consultants, auditors, accountants, attorneys, brokers or investment bankers), as documented by written invoices.

“Investor Indemnitees” has the meaning set forth in Section 6.1(a).

“Israel Sub” has the meaning set forth in the Preliminary Statements.

“IT Assets” means computers, Software, firmware, middleware, servers, workstations, routers, hubs, switches, data communications lines, and all other information technology equipment, and all associated documentation owned by the Company, its Subsidiaries or the Business or licensed or leased by the Company, its Subsidiaries or the Business pursuant to written agreement (excluding any public networks).

“Knowledge” means (a) in the case of an individual, the actual knowledge of such individual, upon reasonable inquiry and (b) in the case of Orgenesis Parent, the Company, and their Subsidiaries, the actual knowledge of Vered Caplan, Dan Slonim, Evan Fishman, Pierre Lammeretz, Joseph Green and Greg Roumeliotis, in each case upon reasonable inquiry.

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“Law” means any foreign or domestic federal, state or local law, statute, code, ordinance, regulation, rule, directive, consent agreement, constitution or treaty of any Governmental Body, including common law.

“Leased Real Property” means all leasehold or subleasehold estates and other rights to use or occupy any land, buildings, structures, Improvements, fixtures or other interest in real property held by the Company or any of its Subsidiaries.

“Leases” means all written or oral leases, subleases, licenses, easements, concessions and other agreements, including all amendments, extensions, renewals, guaranties, and other agreements with respect thereto, pursuant to which the Company or any of its Subsidiaries holds any Leased Real Property.

“Lien” means any lien, mortgage, pledge, encumbrance, charge, security interest, adverse claim, liability, interest, charge, preference, priority, proxy, transfer restriction (other than restrictions under the Securities Act and state securities Laws), encroachment, Tax, order, community property interest, equitable interest, option, warrant, right of first refusal, easement, profit, license, servitude, right of way, covenant, condition or zoning restriction.

“LLC Agreement” means that certain Second Amended and Restated LLC Agreement of the Company dated as of the date hereof among the Company, Investor and Orgenesis Parent, in the form of Exhibit A attached hereto.

“LLC Agreement Terms” means Sections 37, 38 and 39 (other than Section 39(a)(ii)) of the LLC Agreement, that must be approved by the shareholders of Orgenesis Parent.

“LLC Agreement Terms Deadline” means the earlier of (i) the date that is seven (7) months following the Initial Closing Date and (ii) the date of Orgenesis Parent’s 2023 annual meeting of its shareholders.

“Loan Agreement” means that certain Senior Secured Convertible Loan Agreement, dated as of August 15, 2022, between Investor, the Company and Orgenesis Parent.

“Material Adverse Effect” means any event, change, development, or effect that, individually or in the aggregate, will or could reasonably be expected to have a materially adverse effect on (a) the business, operations, assets (including intangible assets), properties, liabilities, operating results, or financial or other condition of the Company or any of its Subsidiaries or (b) the ability of the Company or Orgenesis Parent to consummate timely the Transactions.

“Material Contracts” means, collectively, the Contracts required to be listed in Section 3.13(a) of the Disclosure Schedule, the Leases, the Intellectual Property Agreements, and the Company Insurance Agreements.

“Material Customers” has the meaning set forth in Section 3.22(a).

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“Material Vendors” has the meaning set forth in Section 3.22(a).

“Measurement Periods” means the First Measurement Period, the First Measurement Period Catch-Up and the Second Measurement Period, collectively.

“Most Recent Balance Sheet” means the balance sheet contained within the Most Recent Financial Statements.

“Most Recent Financial Statements” has the meaning set forth in Section 3.7(a).

“Most Recent Fiscal Month End” has the meaning set forth in Section 3.7(a).

“Most Recent Fiscal Year End” has the meaning set forth in Section 3.7(a).

“Net Names” has the meaning set forth in Section 3.12(h).

“Net Revenue” means, for the relevant time period, the revenue (net of discounts, returns, price adjustments, refunds, rebates, credits, offsets, allowances and reduced by any bad debt expense associated with such revenue (including if such bad debt expense was recorded in a subsequent period)) generated by the Company and its Subsidiaries on a consolidated basis for such time period and determined in accordance with GAAP. Notwithstanding anything in this Agreement to the contrary, if the Company or any of its Subsidiaries engages in an acquisition, joint venture, disposition or similar transaction prior to the end of the applicable Measurement Period, then Net Revenue will be calculated without giving effect to such acquisition, joint venture, disposition or similar transaction (or the business acquired thereby). Notwithstanding anything in this Agreement to the contrary, the calculation of Net Revenue shall exclude (i) revenue generated from Koligo’s product, KYSLECEL, in the United States, (ii) revenue received from the Company’s Affiliates, Orgenesis Parent’s Subsidiaries (other than the Company and its Subsidiaries) or any of the Company’s or its Affiliates’ respective directors, officers, employees, equityholders or other related parties (excluding ordinary course revenue from Image Securities FZE), and (iii) any amounts received by the Company or any of its Subsidiaries from any Governmental Body pursuant to a grant or any other similar award or reimbursement. Notwithstanding anything in this Agreement to the contrary, without duplication of any allowance or bad debt expense, the calculation of Net Revenue shall exclude any revenue which is not collected in cash within 165 days after the relevant time period.

“Off-Balance Sheet Financing” means (a) any liability of the Company or any of its Subsidiaries under any sale and leaseback transactions which does not create a liability on the consolidated balance sheet of the Company and (b) any liability of the Company or any of its Subsidiaries under any synthetic lease, Tax retention operating lease, off-balance sheet loan or similar off-balance sheet financing product where the transaction is considered indebtedness for borrowed money for federal income Tax purposes but is classified as an operating lease in accordance with GAAP for financial reporting purposes.

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“OMPUL” has the meaning set forth in Section 1.8.

“Optional Investment” has the meaning set forth in Section 1.4(c).

“Order” means any foreign or domestic order, award, decision, injunction, judgment, ruling, decree, charge, writ, subpoena or verdict entered, issued, made or rendered by any Governmental Body or arbitrator.

“Ordinary Course of Business” means the ordinary course of business consistent with past custom and practice (including with respect to quantity and frequency).

“Organizational Documents” means (a) any certificate or articles of incorporation, bylaws, certificate or articles of formation, operating agreement or partnership agreement, (b) any documents comparable to those described in clause (a) as may be applicable pursuant to any Law, and (c) any amendment or modification to any of the foregoing.

“Orgenesis Indemnitees” has the meaning set forth in Section 6.2.

“Orgenesis Parent” has the meaning set forth in the preface.

“Orgenesis Transaction Expenses” means any and all (a) legal, accounting, tax, financial advisory, environmental consultants and other professional or transaction related costs, fees and expenses incurred by Orgenesis Parent, its Affiliates, the Company or any of its Subsidiaries in connection with this Agreement or in investigating, pursuing or completing the Transactions (in each case including any amounts owed to any consultants, auditors, accountants, attorneys, brokers or investment bankers), (b) payments, retention bonuses, transaction bonuses, success bonuses or other bonuses, or severance which become due or are otherwise required to be made by Orgenesis Parent, its Affiliates, the Company or any of its Subsidiaries as a result of or in connection with the Closing or as a result of any change of control or other similar provisions, and (c) payroll, employment or other Taxes, if any, required to be paid by Orgenesis Parent, its Affiliates, the Company or any of its Subsidiaries with respect to the amounts payable pursuant to this Agreement or otherwise relating to the Transactions, the amounts described in clause (a) and (b), or the forgiveness of any loans or other obligations owed by Orgenesis Parent or employees in connection with the Transactions.

“Partnership Audit Rules” means Section 6221 through 6241 of the Code, as amended by the Bipartisan Budget Act of 2015, together with any binding administrative guidance issued thereunder, or successor provisions and any similar provision or state or local Tax Law.

“Party” has the meaning set forth in the preface.

“Patents” has the meaning set forth in the definition of Intellectual Property.

“Permit” means any license, import license, export license, franchise, Consent, permit, certificate, certification, certificate of occupancy or Order issued by any Person.

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“Permitted Lien” means any (a) statutory liens for Taxes not yet due or payable or for Taxes that the Company or any of its Subsidiaries are contesting in good faith through appropriate proceedings in a timely manner, in each case for which adequate reserves have been established and shown on the Most Recent Balance Sheet, (b) statutory liens of landlords, carriers, warehousemen, workmen, repairmen, mechanics, materialmen and similar liens arising in the Ordinary Course of Business and not incurred in connection with the borrowing of money, (c) restrictions, easements, covenants, reservations, rights of way or other similar matters of title to the Leased Real Property of record, and (d) zoning ordinances, restrictions, prohibitions and other requirements imposed by any Governmental Body, all of which do not materially interfere with the conduct of the Business.

“Person” means any individual, corporation, partnership, limited liability company, firm, joint venture, association, joint-stock company, trust, unincorporated organization, Governmental Body or other entity.

“Personal Information” means any information or data that, separately or when combined with other data, (i) can be used to identify an individual person, including, without limitation, name, address, email address, photograph, IP address, and unique device identifier or (ii) constitutes “personal data,” “personal information,” or any comparable term, or is otherwise regulated with respect to the processing thereof, under any applicable Laws.

“POCare Centers” means the facilities at the point of care locations that provide point of care treatment to third-party customers for cell or gene therapy development, processing or manufacturing services for treating patients at a point-of-care clinical, hospital or institutional setting, through using OMPULs.

“Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date and the portion through the end of the Closing Date for any taxable period that includes (but does not end on) the Closing Date.

“Preferred Units” means the Class A Preferred Units, Class B Preferred Units (as defined in the LLC Agreement) or Class C-1 Preferred Units, Class C-2 Preferred Units or Class C-3 Preferred Units (each as defined in the LLC Agreement).

“Privacy Laws” means all Laws and industry self-regulatory programs of any jurisdiction concerning the creation, receipt, maintenance, transmission, use, disclosure, processing, protection, collection, analysis, retention, storage, privacy, security, breach, transfer, destruction, or disposal of Personal Information including, without limitation, foreign, state and local consumer protection Laws and foreign, state and local breach notification Laws.

“Proceeding” means any foreign or domestic action, hearing, proceeding, audit, lawsuit, litigation, grievance, investigation or arbitration (in each case, whether civil, criminal or administrative) pending by or before any Governmental Body or arbitrator.

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“Proper Approval” has the meaning set forth in Section 1.4(a).

“Properly Approved” has the meaning set forth in Section 1.4(a).

“Purchase Price” has the meaning set forth in Section 1.1.

“Receivables” has the meaning set forth in Section 3.7(c).

“Released Claims” has the meaning set forth in Section 4.9.

“Released Parties” has the meaning set forth in Section 4.9.

“Releasors” has the meaning set forth in Section 4.9.

“Reorganization” has the meaning set forth in the Preliminary Statements.

“Restricted Period” means a period of five (5) years following the last investment by Investor pursuant to this Agreement.

“Rule 144” has the meaning set forth in Section 2.2(j).

“Second Future Investment” has the meaning set forth in Section 1.4(b).

“Second Measurement Period” has the meaning set forth in Section 1.4(b).

“Second Milestones” has the meaning set forth in Section 1.4(b).

“Securities” has the meaning set forth in Section 2.2(g).

“Securities Act” means the Securities Act of 1933, as amended, and any applicable rules and regulations thereunder, and any successor to such statute, rules or regulations.

“Securities Exchange Act” means the Securities Exchange Act of 1934, as amended, and any applicable rules and regulations thereunder, and any successor to such statute, rules or regulations.

“Services Agreements” means that certain Services Agreement between Orgenesis Parent and the Company, dated as of the date hereof.

“Software” means computer software programs (and all enhancements, versions, releases, and updates thereto), including software compilations, software tool sets, compilers, higher level or “proprietary” languages and all related programming and user documentation, whether in source code, object code or human readable form, or any translation or modification thereof that substantially preserves its original identity.

“South Korea Loan” has the meaning set forth in Section 1.11.

“South Korea Sub” has the meaning set forth in the Preliminary Statements.

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“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, association, or other entity of which (a) if a corporation, fifty percent (50%) or more of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers, or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof or (b) if a limited liability company, partnership, association, or other entity (other than a corporation), fifty percent (50%) or more of partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof and for this purpose, a Person or Persons also owns fifty percent (50%) or more of an interest in any entity if such Person or Persons shall be allocated fifty percent (50%) or more of such entity’s gains or losses or shall be or control any manager, management board, managing director or general partner of such entity. For the avoidance of doubt, the South Korea Sub and the Israel Sub are considered Subsidiaries of the Company and Theracell Advanced Biotechnology, SA is not included as a Subsidiary of the Company for US GAAP financial reporting purposes.

“Systems” has the meaning set forth in Section 3.20.

“Tax” or “Taxes” means any federal, state, local and foreign net income, alternative or add-on minimum, estimated, gross income, gross receipts, sales, use, ad valorem, value added, transfer, franchise, capital profits, capital, capital gains, lease, service, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, abandoned property or escheat, environmental or windfall profit tax, customs duty or other tax, governmental fee or other like assessment or charge of any kind whatsoever (and any liability incurred or borne by virtue of the application of Treasury Regulation Section 1.1502 -6 (or any similar or corresponding provision of state, local or foreign Law), as a transferee or successor, by contract or otherwise), together with all interest, penalties, additions to tax and additional amounts with respect thereto.

“Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof, filed or required to be filed by Law.

“Tax Sharing Agreement” means any written agreement or arrangement entered into prior to the Closing binding the Company or any of its Subsidiaries that provides for the allocation, apportionment, sharing or assignment of any Tax liability or benefit, or the transfer or assignment of income, revenues, receipts, or gains for the purpose of determining any Person’s Tax liability.

“Tax Treatment” has the meaning set forth in the Preliminary Statements.

“Third Party” means any entity other than the Company or the Subsidiaries with whom Orgenesis Parent or any of its Subsidiaries has a collaboration, joint venture, partnership or similar economic relationship for the development of a product with therapeutic use where the primary purpose of such collaboration, joint venture, partnership or relationship is not manufacturing related to such product.

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“Third-Party Claim” has the meaning set forth in Section 6.6(a).

“Threshold” has the meaning set forth in Section 6.4(a).

“Trademarks” has the meaning set forth in the definition of Intellectual Property/

“Transactions” means all of the transactions contemplated by this Agreement and the Ancillary Agreements, including but not limited to, the Reorganization.

“Transfer Taxes” has the meaning set forth in Section 7.4.

Article 9
Miscellaneous

Section 9.1. Press Releases and Public Announcements. No press release or any public announcement relating to the subject matter of this Agreement shall be made by any Party without the prior written approval of the other Parties, except (i) the approved press release attached hereto as Schedule 9.1 and (ii) any press release or public announcement that is required by applicable Law, including a Current Report on Form 8-K to be filed by Orgenesis Parent within four (4) business days of the date of this Agreement, in which case the Party required to make the press release or announcement will allow the other Parties reasonable time to comment on such press release or announcement in advance of issuance and shall incorporate such comments into such press release or announcement.

Section 9.2. No Third-Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns.

Section 9.3. Entire Agreement. This Agreement (including the documents referred to herein) constitutes the entire agreement among the Parties and supersedes any prior understandings, agreements, or representations by or among the Parties, written or oral, to the extent they relate in any way to the subject matter hereof.

Section 9.4. Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of Investor and Orgenesis Parent; provided, however, that Investor may (a) assign any or all of its rights and interests hereunder to one or more of its Affiliates and designate one or more of its Affiliates to perform its obligations hereunder (in any or all of which cases Investor nonetheless shall remain responsible for the performance of all of its obligations hereunder) for reorganization purposes; provided, that such assignment is not to a competitor of the Company and its Subsidiaries, (b) assign its rights under this Agreement for collateral security purposes to any lenders providing financing to Investor, the Company or any of their respective Subsidiaries or Affiliates; provided, that such lender is approved by Orgenesis Parent (such approval not to be unreasonably withheld), or (c) assign its rights under this Agreement to any Person that acquires the Company or any of its Subsidiaries or any of their assets or any of Investor’s equity interests in the Company. Notwithstanding the foregoing, Orgenesis Parent may assign its rights under this Agreement without the prior written approval of Investor to any Person that acquires the Company or any of its Subsidiaries or any of their assets.

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Section 9.5. Counterparts. This Agreement may be executed in one or more counterparts (including by means of facsimile or via email in electronic or portable document format (.pdf) signature pages), each of which shall be deemed an original but all of which together will constitute one and the same instrument.

Section 9.6. Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 9.7. Notices. All notices, requests, demands, claims, and other communications hereunder will be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given (a) when delivered personally to the recipient, (b) when sent by electronic mail, on the date of transmission to such recipient, (c) one (1) Business Day after being sent to the recipient by reputable overnight courier service (charges prepaid), or (d) four (4) Business Days after being mailed to the recipient by certified or registered mail, return receipt requested and postage prepaid, and addressed to the intended recipient as set forth below:

If to Orgenesis	Orgenesis Inc.
Parent:	20271 Goldenrod Lane
Germantown, MD 20876
Attention: Vered Caplan
Email: vered.c@orgenesis.com

Copy to:	Pearl Cohen Zedek Latzer Baratz LLP
7 Times Square, 19th Floor
New York, NY 10036
Attention: Mark Cohen
Email: MCohen@PearlCohen.com

Copy to:	Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.
666 Third Avenue
New York, NY 10017
Attention: Jeffrey Schultz
Email: jpschultz@mintz.com

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If to the Company:		Morgenesis LLC
c/o Pearl Cohen Zedek Latzer Baratz LLP
7 Times Square, 19th Floor
New York, NY 10036
Attention: Mark Cohen, Esq.
Email: vered.c@orgenesis.com

Copy to:		Pearl Cohen Zedek Latzer Baratz LLP
7 Times Square, 19th Floor
New York, NY 10036
Attention: Mark Cohen
Email: Mcohen@PearlCohen.com

Copy to:		MM OS Holdings, L.P.
c/o Metalmark Capital Holdings LLC
1177 Avenue of the Americas, 40th Floor
New York, NY 10036
	Attn:	Howard Hoffen
John Eppel
Peter Singh
	Email:	Howard.Hoffen@metalmarkcapital.com;
John.Eppel@metalmarkcapital.com;
Peter.Singh@metalmarkcapital.com

Copy to Investor Counsel:		Davis, Polk & Wardwell LLP
450 Lexington Avenue
New York, NY 10017
Attn: Michael Davis
Email: michael.davis@davispolk.com

If to Investor:		MM OS Holdings, L.P.
c/o Metalmark Capital Holdings LLC
1177 Avenue of the Americas, 40th Floor
New York, NY 10036
	Attn:	Howard Hoffen
John Eppel
Peter Singh
	Email:	Howard.Hoffen@metalmarkcapital.com;
John.Eppel@metalmarkcapital.com;
Peter.Singh@metalmarkcapital.com

Copy to Investor Counsel:		Davis, Polk & Wardwell LLP
450 Lexington Avenue
New York, NY 10017
Attn: Michael Davis
Email: michael.davis@davispolk.com

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Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Parties notice in the manner herein set forth.

Section 9.8. Governing Law. This Agreement and any claim, controversy or dispute arising out of or related to this Agreement, any of the Transactions, the relationship of the Parties, and/or the interpretation and enforcement of the rights and duties of the Parties, whether arising in contract, tort, equity or otherwise, shall be governed by and construed in accordance with the domestic Laws of the State of Delaware (including in respect of the statute of limitations or other limitations period applicable to any such claim, controversy or dispute), without giving effect to any choice or conflict of Law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware.

Section 9.9. Amendments and Waivers. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by Investor and Orgenesis Parent. No waiver by any Party of any provision of this Agreement or any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be valid unless the same shall be in writing and signed by the Party making such waiver nor shall such waiver be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

Section 9.10. Injunctive Relief. The Parties hereby agree that, in the event of breach of Sections 4.2, 4.4, 4.5, 4.6 or 4.7 of this Agreement, damages would be difficult, if not impossible, to ascertain, that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, and that the character, periods and geographical area and the scope of the restrictions on Orgenesis Parent’s activities in Sections 4.5, 4.6 or 4.7 are fair and reasonably required for the protection of Investor and its Affiliates. It is accordingly agreed that, in addition to and without limiting any other remedy or right it may have, Investor shall be entitled to an injunction or other equitable relief in any court of competent jurisdiction, without any necessity of proving damages or any requirement for the posting of a bond or other security, enjoining any such breach of Sections 4.2, 4.4, 4.5, 4.6 or 4.7 and enforcing specifically the terms and provisions. Orgenesis Parent and Investor hereby (a) waives any and all defenses it may have on the ground of lack of jurisdiction or competence of the court to grant such an injunction or other equitable relief and (b) acknowledges that Orgenesis Parent and Investor shall receive significant benefits as a result of the completion of the Transactions.

Section 9.11. Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

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Section 9.12. Expenses. Except as otherwise expressly provided in this Agreement, each Party will bear its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the Transactions; provided, that (a) all Orgenesis Transaction Expenses shall be paid by the Company as set forth on Exhibit C, (b) upon consummation of the Transactions, the Investor Expenses as set forth on Exhibit C will be assumed and paid by the Company in cash in full and (c) the Company agrees to reimburse the Investor for all reasonable out-of-pocket expenses (including legal fees and expenses) paid or incurred by the Investor in connection with the Investor’s investment in the Company and its rights and obligations under the LLC Agreement, including the enforcement and protection thereof.

Section 9.13. Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any Law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word “including” shall mean including without limitation.

Section 9.14. Incorporation of Exhibits and Disclosure Schedule. The Exhibits, Disclosure Schedule and other Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

Section 9.15. Schedules. Any item or information set forth in the Disclosure Schedule shall be deemed fully disclosed to the extent the relevance of such item or information is reasonably apparent from the face of such disclosure. The Parties intend that each representation, warranty, and covenant contained herein shall have independent significance. If any Party has breached any representation, warranty or covenant contained herein in any respect, the fact that there exists another representation, warranty or covenant relating to the same subject matter (regardless of the relative levels of specificity) which the Party has not breached shall not detract from or mitigate the fact that the Party is in breach of the first representation, warranty, or covenant. Investor has been provided full and complete copies of all documents referred to on the Disclosure Schedule. The Investor shall have no recourse of any kind against Orgenesis Parent, the Company or any of their Subsidiaries pursuant to Section 6.1(a)(i) with respect matters or items that are properly disclosed as exceptions to such representation and warranty in the applicable section(s) of the Disclosure Schedule and in accordance with this Section 9.15.

Section 9.16. Waiver of Jury Trial. EACH OF THE PARTIES WAIVES THEIR RESPECTIVE RIGHTS TO A TRIAL BY JURY OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OR RELATED TO THIS AGREEMENT IN ANY ACTION, PROCEEDING OR OTHER LITIGATION OF ANY TYPE BROUGHT BY ANY OF THE PARTIES AGAINST ANY OTHER PARTY OR ANY AFFILIATE OF ANY OTHER SUCH PARTY, WHETHER WITH RESPECT TO CONTRACT CLAIMS, TORT CLAIMS OR OTHERWISE. THE PARTIES AGREE THAT ANY SUCH CLAIM OR CAUSE OF ACTION SHALL BE TRIED BY A COURT TRIAL WITHOUT A JURY. WITHOUT LIMITING THE FOREGOING, THE PARTIES FURTHER AGREE THAT THEIR RESPECTIVE RIGHT TO A TRIAL BY JURY IS WAIVED BY OPERATION OF THIS SECTION AS TO ANY ACTION, COUNTERCLAIM OR OTHER PROCEEDING WHICH SEEKS, IN WHOLE OR IN PART, TO CHALLENGE THE VALIDITY OR ENFORCEABILITY OF THIS AGREEMENT OR ANY PROVISION HEREOF. THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT.

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Section 9.17. Exclusive Venue. THE PARTIES AGREE THAT ALL DISPUTES, LEGAL ACTIONS, SUITS AND PROCEEDINGS ARISING OUT OF OR RELATING TO THIS AGREEMENT MUST BE BROUGHT EXCLUSIVELY IN A FEDERAL DISTRICT COURT LOCATED IN THE DISTRICT OF DELAWARE OR THE DELAWARE CHANCERY COURT IN NEW CASTLE COUNTY, DELAWARE (COLLECTIVELY THE “DESIGNATED COURTS”). EACH PARTY HEREBY CONSENTS AND SUBMITS TO THE EXCLUSIVE JURISDICTION OF THE DESIGNATED COURTS. NO LEGAL ACTION, SUIT OR PROCEEDING WITH RESPECT TO THIS AGREEMENT MAY BE BROUGHT IN ANY OTHER FORUM. EACH PARTY HEREBY IRREVOCABLY WAIVES ALL CLAIMS OF IMMUNITY FROM JURISDICTION AND ANY OBJECTION WHICH SUCH PARTY MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR PROCEEDING IN ANY DESIGNATED COURT, INCLUDING ANY RIGHT TO OBJECT ON THE BASIS THAT ANY DISPUTE, ACTION, SUIT OR PROCEEDING BROUGHT IN THE DESIGNATED COURTS HAS BEEN BROUGHT IN AN IMPROPER OR INCONVENIENT FORUM OR VENUE. EACH OF THE PARTIES ALSO AGREES THAT DELIVERY OF ANY PROCESS, SUMMONS, NOTICE OR DOCUMENT TO A PARTY HEREOF IN COMPLIANCE WITH SECTION 9.7 SHALL BE EFFECTIVE SERVICE OF PROCESS FOR ANY ACTION, SUIT OR PROCEEDING IN A DESIGNATED COURT WITH RESPECT TO ANY MATTERS TO WHICH THE PARTIES HAVE SUBMITTED TO JURISDICTION AS SET FORTH ABOVE.

Section 9.18. Time to Bring Claims. Pursuant to Section 8106, Title 10 of the Delaware Code, the Parties agree that this Agreement involves at least U.S. $100,000, and that any Proceeding arising out of or relating to this Agreement or the Transactions may be brought at any time within 10 years following the date on which there is a Change of Control Transaction of the Company (as hereinafter defined); it being the intention of the Parties that, except as otherwise expressly provided in this Agreement with respect to shorter periods of time, the Parties shall have the maximum amount of time permitted under the Laws of the State of Delaware to bring a Proceeding arising out of or relating to this Agreement or the Transactions. Except as otherwise expressly provided in Section 6.3 with respect to shorter periods of time, each Party hereby waives the right to assert any statute of limitations of less than 10 years following the date of a Change of Control Transaction of the Company in defense of any such Proceeding; provided, however, that this waiver shall not bar a defense to any Proceeding that was not commenced within the 10 year time limit imposed by this Section 9.18. For the purposes of this Section 9.18, the term “Change of Control Transaction” shall mean the following: (i) the sale of all, or substantially all, of the assets of the Company to a third party that is unrelated to the Company or its stockholders; (ii) a merger with or into or consolidated with another entity under circumstances where the stockholders of the Company immediately prior to such merger or consolidation do not own after such merger or consolidation shares representing at least fifty percent (50%) of the voting power of the Company or the surviving or resulting entity, as the case may be; or (iii) an acquisition of more than 50% of the outstanding equity of the Company by a third party that is unrelated to the Company or its stockholders.

[Remainder of Page Intentionally Left Blank]

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IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first above written.

INVESTOR: MM OS Holdings, L.P.

By:	/s/ Howard Hoffen
Name:	Howard Hoffen
Title:	Authorized Signatory

COMPANY: MORGENESIS LLC

By:	/s/ Vered Caplan
Name:	Vered Caplan
Title:	Chief Executive Officer

ORGENESIS PARENT: ORGENESIS INC.

By:	/s/ Vered Caplan
Name:	Vered Caplan
Title:	Chief Executive Officer

[Signature Page to Unit Purchase Agreement]

Exhibit A

Second Amended and Restated Limited Liability Company Agreement

Exhibit B

Debt Adjustments

Exhibit C

Investor Expenses